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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                           SCHEDULE 14C INFORMATION

                       INFORMATION STATEMENT PURSUANT TO
             SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

                          CHECK THE APPROPRIATE BOX:

                     [X] PRELIMINARY INFORMATION STATEMENT
                     [_] DEFINITIVE INFORMATION STATEMENT

                              JOSLYN CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                              JOSLYN CORPORATION
               (NAME OF PERSON FILING THE INFORMATION STATEMENT)

              PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

          [_] $125 PER EXCHANGE ACT RULE O-11(C)(1)(II), OR 14C-5(G).
   [X] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14C-5(G) AND O-11.

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
  TITLE OF EACH    AGGREGATE
    CLASS OF       NUMBER OF  PER UNIT PRICE OR OTHER    PROPOSED
  SECURITIES TO   SECURITIES    UNDERLYING VALUE OF      MAXIMUM
      WHICH        TO WHICH    TRANSACTION COMPUTED     AGGREGATE
   TRANSACTION    TRANSACTION  PURSUANT TO EXCHANGE      VALUE OF    AMOUNT OF
     APPLIES        APPLIES        ACT RULE O-11       TRANSACTION   FILING FEE
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
  Common Stock,
    par value
      $1.25
    per share      1,712,062          $34.00          $58,210,108.00 $11,642.02

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $11,642.02        Filing Party: Danaher Corporation,
                                                        TK Acquisition
                                                        Corporation
Form, Schedule or
  Registration Statement No.: Schedule 14D-1
                                          Date Filed: July 24, 1995, August
                                          21, 1995

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

                              JOSLYN CORPORATION

                       NOTICE OF ACTION BY SHAREHOLDERS

                                TO BE TAKEN BY

                       WRITTEN CONSENT WITHOUT A MEETING

To the Shareholders of
 Joslyn Corporation:

  NOTICE IS HEREBY GIVEN, in accordance with Section 7.10 of the Illinois Business Corporation Act (the "IBCA"), that TK Acquisition Corporation, a Delaware corporation ("the Purchaser"), as the holder of [76]% of the outstanding shares of Common Stock, par value $1.25 per share (the "Shares"), of Joslyn Corporation (the "Company"), intends to approve the merger of the Purchaser with and into the Company (the "Merger") by written consent in lieu of a meeting. Pursuant to the IBCA, the Purchaser, as the owner of more than two-thirds of the Shares, has sufficient voting power to approve the Merger; thus the vote of shareholders other than the Purchaser will not be necessary to approve the action and will not be sought. The Merger is expected to be consummated on October 31, 1995.

  The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of August 20, 1995 (the "Merger Agreement"), among the Company, Danaher Corporation, a Delaware corporation ("Parent"), DH Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent and the sole stockholder of the Purchaser ("DH Holdings"), and the Purchaser. In the Merger, (i) each outstanding Share (except for Shares then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent, Shares as to which appraisal rights have been properly exercised under the IBCA and Shares held in the Company's treasury) will be converted into the right to receive $34.00 in cash, without interest thereon, upon surrender of the certificate representing such Share (the "Merger Consideration"), (ii) each Share which is then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent shall be cancelled and retired and cease to exist, without any conversion thereof, and (iii) each Share held in the Company's treasury shall be cancelled and retired and cease to exist without any conversion thereof. As used herein, unless the context otherwise requires, "Share" and "Shares" shall be deemed to include the associated Common Stock Purchase Rights. Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $1.25 per share, of the Surviving Corporation. After the effective date of the Merger, the Shares will cease to be quoted on the NASDAQ National Market and will cease to be registered under the Securities Act of 1934, as amended.

  Written notice will be sent to shareholders promptly after the corporate action described above has been taken, in accordance with Section 7.10 of the IBCA and informing them of the procedures to be taken if they wish to effect appraisal rights pursuant to Section 11.70 of the IBCA.

                                          TK Acquisition Corporation

September  , 1995

                PRELIMINARY MATERIALS, DATED SEPTEMBER 12, 1995

          SUBJECT TO REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

                               ---------------

  CERTAIN INFORMATION INCLUDED HEREIN IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN THE DEFINITIVE INFORMATION STATEMENT IS MAILED TO THE SHAREHOLDERS OF
 JOSLYN CORPORATION AND WILL BE REVISED TO REFLECT ACTUAL FACTS AT THAT TIME.

                             INFORMATION STATEMENT

                           CONCERNING THE MERGER OF

                          TK ACQUISITION CORPORATION

          AN INDIRECT WHOLLY OWNED SUBSIDIARY OF DANAHER CORPORATION

                                 WITH AND INTO

                              JOSLYN CORPORATION

                        AT A PRICE OF $34.00 PER SHARE

                               ---------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               ---------------

INTRODUCTION

  This Information Statement is being furnished to the holders of outstanding shares of Common Stock, par value $1.25 per share, of Joslyn Corporation, an Illinois corporation (the "Company"), as of the Record Date (as defined below) in connection with the proposed merger (the "Merger") of TK Acquisition Corporation, a Delaware corporation (the "Purchaser"), with and into the Company. The Company will be the corporation that survives the Merger (the "Surviving Corporation"). This Information Statement is first being furnished to the Company's shareholders on or about September , 1995.

  The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of August 20, 1995 (the "Merger Agreement"), among the Company, Danaher Corporation, a Delaware corporation ("Parent"), DH Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent and the sole stockholder of the Purchaser ("DH Holdings"), and the Purchaser. In the Merger, (i) each outstanding share of Common Stock, par value $1.25 per share, of the Company (a "Share") (except for Shares then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent, Shares as to which appraisal rights have been properly exercised under the Illinois Business Corporation Act (the "IBCA") and Shares held in the Company's treasury) will be converted into the right to receive $34.00 in cash, without interest thereon, upon surrender of the certificate representing such Share (the "Merger Consideration"), (ii) each Share which is then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent shall be cancelled and retired and cease to exist, without any conversion thereof, and (iii) each Share held in the Company's treasury shall be cancelled and retired and cease to exist without any conversion thereof. As used herein, unless the context otherwise requires, "Share" and "Shares" shall include the associated Common Stock Purchase Rights. Each share of common stock, par value $.01 per share ("Purchaser Common Stock"), of the Purchaser issued and outstanding shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $1.25 per share, of the Surviving Corporation. The regular dividend on the Shares of $.30 which was declared on July 19, 1995 was paid on September 15, 1995 to shareholders who were of record on August 25, 1995. After the effective date of the Merger, the Shares will cease to be quoted on the NASDAQ National Market and will cease to be registered under the Securities Act of 1934, as amended.

  YOU ARE URGED TO REVIEW THIS INFORMATION STATEMENT CAREFULLY TO DECIDE WHETHER TO ACCEPT THE MERGER CONSIDERATION OR TO EXERCISE APPRAISAL RIGHTS PURSUANT TO THE IBCA. AFTER THE MERGER, A NOTICE OF THE EFFECTIVENESS OF THE MERGER (THE "NOTICE OF MERGER") WILL BE SENT TO YOU, TOGETHER WITH INFORMATION ON HOW TO

EITHER ACCEPT THE MERGER CONSIDERATION OR EXERCISE APPRAISAL RIGHTS. AT THAT TIME, IF YOU WISH TO ACCEPT THE MERGER CONSIDERATION, YOU WILL NEED TO COMPLETE, EXECUTE AND SEND A LETTER OF TRANSMITTAL, TOGETHER WITH CERTIFICATES REPRESENTING YOUR SHARES, TO BANK OF AMERICA ILLINOIS, AS DISBURSING AGENT FOR THE MERGER (THE "DISBURSING AGENT"), IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL. IF YOU WISH TO EXERCISE APPRAISAL RIGHTS PURSUANT TO THE IBCA, YOU WILL NEED, WITHIN 30 DAYS OF THE DATE OF THE MAILING OF THE NOTICE OF MERGER, TO DELIVER TO THE COMPANY A WRITTEN DEMAND FOR A JUDICIAL APPRAISAL OF THE FAIR VALUE OF YOUR SHARES AND OTHERWISE COMPLY WITH THE APPLICABLE PROVISIONS OF THE IBCA. SEE "APPRAISAL RIGHTS" BELOW AND THE TEXT OF SECTIONS 11.65 AND 11.70 OF THE IBCA ATTACHED AS EXHIBIT A TO THIS INFORMATION STATEMENT.

  The record date for shareholders entitled to notice of or entitled to give consent to the Merger was [September ,] 1995 (the "Record Date"). As of the
Record Date, there were issued and outstanding     Shares. Each Share is
entitled to one vote. On the Record Date, the Purchaser owned 5,483,178 Shares, which accounted for approximately [76]% of the voting power of the outstanding Shares. Pursuant to the IBCA, the Purchaser, as the owner of more than two-thirds of the voting power of the Shares, plans to approve the Merger by written consent on October , 1995 [insert date 20 days after date of mailing of information statement]. Other than such written consent, no further action by the shareholders of the Company will be necessary to approve or consummate the Merger and no such approval will be sought. The Company will not hold a meeting of the shareholders of the Company in connection with the Merger. The Merger is expected to be consummated on October 31, 1995.

  Shareholders of the Company should have already received copies of the Purchaser's Offer to Purchase, dated July 24, 1995, the related BLUE Letter of Transmittal, the Supplement to the Offer to Purchase, dated August 22, 1995 (the "Supplement"), and the related GREEN Letter of Transmittal (collectively, the "Offer to Purchase") and the Company's Solicitation and Recommendation Statement on Schedule 14D-9, dated August 4, 1995, as amended by Amendment No. 3, dated August 22, 1995 (collectively, the "Schedule 14D-9"). The Schedule 14D-1, which includes the Offer to Purchase and was filed by the Purchaser with the Securities and Exchange Commission (the "Commission") on July 24, 1995, and all amendments thereto and the Schedule 14D-9, which was filed by the Company with the Commission on August 4, 1995, and all amendments thereto, may be obtained from the Commission, upon payment of the Commission's customary charges, by writing to its principal office at 450 5th Street, N.W., Judiciary Plaza, Room 1024, Washington, DC 20549. Such materials are also available for inspection and copying at the principal office of the Commission at the address set forth immediately above, at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, DC 20006.

  EACH HOLDER OF RECORD OF SHARES IS URGED TO READ CAREFULLY THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE, THE SCHEDULE 14D-9 AND THIS INFORMATION STATEMENT, INCLUDING EXHIBIT A HERETO, IN CONSIDERING WHETHER TO ACCEPT THE MERGER CONSIDERATION OR TO SEEK AN APPRAISAL OF HIS SHARES PURSUANT TO THE IBCA. SHAREHOLDERS ARE URGED TO RETAIN THESE MATERIALS TO ASSIST IN A DETERMINATION AS TO WHETHER TO ASSERT APPRAISAL RIGHTS UNDER THE IBCA.

  The principal executive offices of the Company are located at 30 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 454-2900.

  The principal executive offices of the Purchaser are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, and its telephone number is
(202) 828-0850.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    THE DISBURSING AGENT FOR THE MERGER IS:

                           BANK OF AMERICA ILLINOIS
                           231 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60697
                                (800) 962-9324

          The date of this Information Statement is September  , 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  Background and Purpose of the Merger and Offer..........................   1
  Price Range of the Shares; Dividends....................................   1
  Source and Amount of Funds..............................................   2
  Certain Federal Income Tax Consequences.................................   2
  Accounting Treatment of the Merger......................................   2
  Certain Legal Matters; Required Regulatory Approvals....................   3
  Purpose of the Offer; Plans for the Company.............................   4
  The Company's Response; Third-Party Advice..............................   5
CERTAIN EFFECTS OF THE MERGER.............................................   6
THE MERGER AGREEMENT......................................................   6
APPRAISAL RIGHTS..........................................................  18
CERTAIN INFORMATION CONCERNING THE COMPANY................................  20
CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER...................  22
THE COMPANY'S FINANCIAL ADVISORS..........................................  23
CONTACTS BETWEEN THE COMPANY AND PARENT AND THE PURCHASER.................  24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  34
INTEREST OF CERTAIN PERSONS IN THE MERGER.................................  34
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  35
EXHIBIT A--ILLINOIS BUSINESS CORPORATION ACT SECTIONS 11.65 AND 11.70..... A-1
EXHIBIT B--FAIRNESS OPINION OF GOLDMAN, SACHS & CO. .................... . B-1

                                    SUMMARY

BACKGROUND AND PURPOSE OF THE MERGER AND OFFER

  On July 24, 1995, the Purchaser commenced a tender offer (the "Offer") for any and all outstanding Shares at $32 per Share, net to the seller in cash, without interest thereon. On August 20, 1995, the Company, Parent, DH Holdings and the Purchaser entered into the Merger Agreement, pursuant to which the Purchaser agreed to amend and supplement the Offer to provide for, among other things, an increased purchase price of $34 per Share, net to the seller in cash. The Merger Agreement provides that following the completion of the Offer and the satisfaction of certain conditions, the Purchaser will be merged with and into the Company and each issued and outstanding Share (other than Shares held in the treasury of the Company or Shares held by Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by shareholders who perfect appraisal rights under the IBCA) will be converted into the right to receive the Merger Consideration. For additional information relating to the background of the Offer and the Merger and a more comprehensive description of the Merger Agreement, see "Contacts Between the Company and Parent and the Purchaser," "Purpose of the Offer; Plans for the Company" and "The Merger Agreement" below. A copy of the Merger Agreement was filed as Exhibit 11(a)(10) to the Purchaser's Schedule 14D-1.

  The Offer expired at 12:00 midnight, New York City time, on Friday, September 1, 1995. As a result of the purchase of Shares pursuant to the Offer, and the contribution to the Purchaser of 613,550 Shares previously acquired by DH Holdings, the Purchaser became the beneficial owner of [76]% of the Shares outstanding.

  Under the IBCA, approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares. Since the Purchaser owns more than two-thirds of the outstanding Shares, under the IBCA the Purchaser owns the requisite number of Shares to approve the Merger. Therefore, the vote of other shareholders of the Company will not be required and will not be sought.

  The Merger is subject to the satisfaction of certain conditions. See "The Merger Agreement--Conditions to the Obligations of Parent, the Purchaser and the Company" and "The Merger Agreement--Conditions to the Obligations of the Company" below.

PRICE RANGE OF THE SHARES; DIVIDENDS

  The Shares are listed and traded on the NASDAQ National Market System (the "NASDAQ-NMS") under the symbol "JOSL". The following table sets forth, for fiscal years 1993 and 1994, the high and low bid market price quotations for the Shares as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Company's 1994 10-K") and the cash dividends per common share, and for fiscal year 1995 the high and low sales prices for the Shares on the NASDAQ-NMS as reported by published financial sources and the cash dividends per common share.

                              JOSLYN CORPORATION

                                                                        CASH
                                                      HIGH     LOW    DIVIDENDS
                                                    -------- -------- ---------
   FISCAL YEAR ENDED DECEMBER 31, 1993
     First Quarter................................. $27      $23 1/4    $.29
     Second Quarter................................  28       22 1/2     .29
     Third Quarter.................................  27 1/2   24 3/4     .29
     Fourth Quarter................................  25       23 1/2     .29
   FISCAL YEAR ENDED DECEMBER 31, 1994
     First Quarter................................. $25 1/4  $22 3/4    $.30
     Second Quarter................................  25       23         .30
     Third Quarter.................................  31       25         .30
     Fourth Quarter................................  27       24 3/4     .30
   FISCAL YEAR ENDED DECEMBER 31, 1995
     First Quarter................................. $27 3/4  $24 1/2    $.30
     Second Quarter................................  26 1/2   24 1/2     .30
     Third Quarter (through September  , 1995)..... [38 1/4] [24 3/4]    .30

  On July 7, 1995, the last full day of trading prior to the delivery of the letter proposing the acquisition of the Company by Parent, the closing sales price per Share reported on the NASDAQ-NMS (the "NASDAQ Closing Price") was $24 3/4. On July 21, 1995, the last full day of trading prior to the announcement of the Offer, the NASDAQ Closing Price was $35.

  The high and low sales prices per Share on the NASDAQ-NMS reported by published financial sources from July 24, 1995, the date of the Offer to Purchase, through August 21, 1995, the date of the Supplement amending the Offer, were $38.25 and $33.875, respectively. On August 18, 1995, the last full trading day prior to the announcement of the execution of the Merger Agreement, the NASDAQ Closing Price was $36. On August 21, 1995, the last full trading day prior to the mailing of the Supplement, the NASDAQ Closing Price was $34.25. On September 1, the date on which the Offer expired, the NASDAQ Closing Price was $33 7/8.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $240 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent plans to obtain funds for such capital contribution through its existing Credit Agreement, dated as of September 7, 1990, as amended, among Parent and the banks listed therein (the "Credit Facility"), and through a committed credit line provided by Bank of America Illinois (the "Committed Line"). The Credit Facility provides for revolving credit of up to $200 million for general corporate purposes through August 1, 1997. Prior to the Offer, there was no outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest at one of the following rates, as selected by Parent on the date of borrowing: (i) the Base Rate (as defined in the Credit Facility); (ii) the Adjusted CD Rate (as defined in the Credit Facility); or (iii) the Eurodollar Rate (as defined in the Credit Facility) plus, in the case of (ii) and (iii), a margin (ranging from 1/4 of one percent to 3/4 of one percent) based on the leverage ratio of Parent at the end of the fiscal quarter most recently then ended. As of the date hereof, the applicable margin would be 1/4 of one percent, which margin is expected to increase to 3/8 of one percent based on the pro forma capitalization of Parent after the Offer and the Merger. The effective interest rate as of the date hereof would be approximately 6.25%. The Credit Facility contains covenants relating to, among other things, the maintenance of working capital, net worth, debt levels and interest coverage and restrictions on the payment of dividends. The members of the bank group providing the Credit Facility are Bankers Trust Company, Bank of America Illinois, First Chicago Corp., The Chase Manhattan Bank (National Association), Toronto Dominion Bank, Credit Suisse, Bank of Nova Scotia, Industrial Bank of Japan, Bank of Tokyo, Chemical Banking Corporation, Credit Lyonnais, NationsBank Corporation and Dresdner Bank Aktiengesellschaft. The Committed Line provides for credit of up to $50 million through a date 364 days following execution of final credit documentation, but in no event later than August 31, 1996, under substantially the same terms and conditions as the Credit Facility.

  In the Merger Agreement, each of Parent and the Purchaser has represented that it has available to it the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby.

ACCOUNTING TREATMENT OF THE MERGER

  The purchase method of accounting will be used to account for the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. The receipt of cash for Shares pursuant to the Merger or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes under the Internal Revenue Code of 1986, as amended, each selling or exchanging shareholder would generally recognize gain or loss equal to the difference between the amount of cash received (other than the portion of any amounts received pursuant to a shareholder's statutory rights of appraisal that are denominated as interest, which is taxable as ordinary income) and such shareholder's tax basis in such shareholder's Shares. For federal income tax purposes, such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset by such shareholder) and any such capital gain or loss will be long-term if, as of the date the Purchaser accepts the Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be, the Shares were held for more than one year or will be short-term if, as of such date, the Shares were held for one year or less.

  The foregoing discussion may not be applicable to certain types of shareholders, including, without limitation, shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

  A bill recently passed the United States House of Representatives and is pending before the United States Senate to reduce the effective tax rates applicable to net long-term capital gains. These proposals would apply generally to transactions effected after December 31, 1994. In addition, for taxable years beginning after December 31, 1995, the proposals would further limit the deduction for long-term capital losses. Therefore, if these proposals were enacted into law, gains from the sale or conversion of Shares pursuant to the Merger or the exercise of appraisal rights which constituted long-term capital gains would generally be taxed at reduced effective tax rates. However, there can be no assurance that these or other proposals will be enacted and, if enacted, the effective dates of the proposals or the particular type of transactions or assets to which the proposals apply could be modified. Shareholders of the Company should consult their tax advisors about the impact of this proposed legislation.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

  State Anti-Takeover Statutes. The Board of Directors of the Company (the "Board") adopted resolutions on August 20, 1995 which have the effect of exempting the Offer and Merger from certain provisions of the IBCA which regulate business combinations with interested shareholders (the "Business Combination Law").

  Litigation. On July 20, 1995, a stockholder action was commenced against the Company and certain of its directors in the Circuit Court of Cook County, Illinois (County Department, Chancery Division). The action generally seeks, among other things, a judgment: (a) declaring the action to be a proper class action, (b) ordering the individual defendants to carry out their fiduciary duties to the plaintiff and to other shareholders of the Company by announcing their intention to (i) cooperate with any person having a bona fide interest in proposing transactions to maximize shareholder value; (ii) undertake an appropriate evaluation of the Company's worth as an acquisition candidate;
(iii) take steps to enhance the Company's attractiveness as an acquisition candidate; (iv) take appropriate steps to create an auction of the Company;
(v) act independently so that interests of public shareholders will be protected; and (vi) adequately ensure that no conflicts of interest exist between their interests and their fiduciary obligation to maximize shareholder value, (c) ordering the defendants to account for damages as a result of the matters alleged, (d) awarding costs, and (e) granting such other relief as may be just and proper.

  On July 24, 1995, the Purchaser commenced litigation against the Company in the United States District Court for the Northern District of Illinois seeking, among other things, a preliminary injunction (i) enjoining the operation of the provisions of the Rights Agreement, dated as of February 10, 1988 and amended as of September 2, 1994, between the Company and The First National Bank of Chicago, an Illinois banking corporation, as Rights Agent (the "Rights Agreement") purporting to require approval by the Continuing Directors for redeeming the Rights or taking certain actions with respect to the Rights and the Rights Agreement and (ii) enjoining the Board from treating the tender of shares to Purchaser prior to its acceptance of such shares for purchase, the receipt of authorizations for the calling of a special meeting, and the obtaining of revocable proxies or consents to vote shares as vesting beneficial ownership of such shares in the Purchaser for purposes of Section
7.85 of the IBCA. In addition, the Purchaser's lawsuit sought, among other things, to prohibit the Board from breaching its fiduciary duties to the Company and its shareholders, through issuance of an order (i) compelling the Board to redeem the Rights or to make the Rights inapplicable to the Offer and the Merger; (ii) enjoining the Board from using Illinois' business combination statutes to interfere with or prevent the Offer and Merger; (iii) compelling the Board to approve the Offer and the Merger for purposes of Illinois law;
(iv) declaring that no state laws other than those of Illinois that purport to regulate business combinations of the Company apply to the Offer and Merger;
(v) enjoining the Company from instituting proceedings in any other court or forum concerning or related to the Offer and Merger and (vi) enjoining the Board from taking any other steps to interfere with or prevent the Offer and Merger.

  On August 24, 1995, the United States District Court for the Northern District of Illinois entered an order approving the parties' stipulation voluntarily dismissing, without prejudice, the above-described lawsuit brought by Parent and the Purchaser against the Company.

  Antitrust. Parent filed, on July 24, 1995, with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. The waiting period under the HSR Act applicable to the Offer expired at 11:59 p.m., New York City time, on August 8, 1995. After the Purchaser has approved the Merger, the Company and the Purchaser will be required to file Articles of Merger with the Secretary of State of the State of Illinois pursuant to Section 11.25 of the IBCA, and the Surviving Corporation will be required to file a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 252(c) of the Delaware General Corporation Law (the "DGCL"). None of the Company, Parent or the Purchaser is aware of any other federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Merger.

PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

 Purpose of the Offer

  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as described above, to approve the Merger. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Parent or any of its wholly owned subsidiaries, Shares held in the treasury of the Company, and Shares held by shareholders who perfect appraisal rights under the IBCA) will be converted into the right to receive cash in the same amount as received per Share in the Offer, and the Company will become a wholly owned subsidiary of Parent.

 Plans for the Company

  Parent does not have any current plans to dispose of any businesses or other assets of the Company or to effect any changes in its operations. Parent intends to conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel and to integrate the Company's principal subsidiaries into Parent's Process/Environmental Controls Group. After such review, it is possible that Parent might modify its current plans not to dispose of any businesses or other assets of the Company and not to effect any changes in the Company's operations other than as described above.

  Pursuant to the Merger Agreement, following the purchase of Shares pursuant to the Offer, the Board amended the Company's By-Laws to provide that the number of directors shall be no less than seven and no more than twelve persons, and that such number shall be nine until the Effective Time. The Board then elected six nominees of the Purchaser as directors, and three incumbent directors resigned. See "The Merger Agreement--The Amended Offer" below.

THE COMPANY'S RESPONSE; THIRD-PARTY ADVICE

  The Board has determined unanimously that the Offer and the Merger are fair to and in the best interest of the shareholders of the Company (other than Parent and its subsidiaries) and has recommended in the Schedule 14D-9 that all shareholders of the Company accept the Offer and tender all of their Shares pursuant to the Offer.

  The Board's recommendation is based in part upon an opinion received by the Board from Goldman, Sachs & Co. ("Goldman Sachs") that, based upon and subject to the matters set forth therein, as of August 20, 1995 the $34 per Share in cash to be received by the holders of Shares (other than Parent and its subsidiaries) in the Offer and the Merger pursuant to the Merger Agreement is fair to such holders. A copy of the written opinion of Goldman Sachs is filed as Exhibit B hereto. Shareholders are urged to read the text of such opinion in its entirety for a statement of matters considered, assumptions made and the scope of review of Goldman Sachs. The Company has not requested Goldman Sachs to confirm its opinion as of the date hereof and Goldman Sachs has not confirmed its opinion as of the date hereof or undertaken after the date of the opinion any further review in connection with such opinion.

  For a discussion of the Company's arrangements with Goldman Sachs with respect to the Offer and the Merger, see "The Company's Financial Advisors" below.

  In reaching its conclusions, the Board also considered a number of other factors, including, without limitation, the following:

    (i) the financial and other terms and conditions of the Offer and the Merger Agreement and the course of negotiations with respect thereto;

    (ii) the $34 per Share price to be received by the Company's shareholders in both the Offer and the Merger, which represents a substantial premium over the closing market price of $24.75 per Share on July 7, 1995, the last full trading day before Parent publicly proposed to acquire the Company for $32 per Share;

    (iii) that no other potential acquiror or strategic partner had expressed an interest in engaging in a business combination that would likely be on terms as favorable to the Company's shareholders as those of the Offer and Merger, and the views of management and Goldman Sachs as to the likelihood that any such superior transaction would occur;

    (iv) the recent and historical trading prices and price/earnings multiples for the Shares, together with the amount of trading liquidity of the Shares;

    (v) the historical financial condition, results of operations, business and prospects of the Company, together with current industry, economic and market conditions;

    (vi) the Company's strategic plans and prospects as an independent company;

    (vii) the recent and historical trading prices of the Shares, and the ratios at which shares of similar companies had been trading;

    (viii) the level of trading liquidity for the Shares;

    (ix) the Company's ability to accept a superior offer (subject to certain restrictions and fees);

    (x) the likelihood that the closing conditions to the Offer and the Merger would be satisfied;

    (xi) the costs and management distraction that would result from a contest for control of the Company;

    (xii) the recommendation of the Company's management; and

    (xiii) the active and direct role of the Board in consideration of Parent's proposal and various alternatives at numerous meetings.

                         CERTAIN EFFECTS OF THE MERGER

  At the date and time when the Merger shall become effective (the "Effective Time"), the Purchaser will be merged with and into the Company, and the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Illinois. At the Effective Time, the separate existence of the Purchaser shall cease. The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Purchaser and the Company. Subject to the provisions of the Merger Agreement relating to indemnification, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with provisions thereof and as provided by law, except that such Articles of Incorporation will be amended to reduce the authorized capital stock of the Surviving Corporation to 1,100 shares of common stock, par value $1.25 per share. Subject to the provisions of the Merger Agreement relating to indemnification, the By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and by law. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

  As a result of the Merger, the Shares will no longer be publicly traded and Parent will become the sole shareholder of the Surviving Corporation. Following the Merger, the shareholders will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth.

  Trading in the Shares on the NASDAQ-NMS will cease immediately following the Effective Time. At the Effective Time, the Shares will be delisted from the NASDAQ-NMS. Registration of the Shares under the Exchange Act also will be terminated, as will the ongoing disclosure requirements thereunder.

  Shareholders who properly perfect their statutory appraisal rights under and in accordance with Section 11.70 of the IBCA will have the right to seek appraisal of their Shares. See "Appraisal Rights" for a statement of the appraisal rights of shareholders and a description of the procedures to be followed to obtain appraisal of the Shares.

                             THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement, a copy of which was filed as Exhibit 11(a)(10) to Amendment No. 5 to the Tender Offer Statement on Schedule 14D-1 of the Purchaser and Parent filed with the Commission on August 21, 1995. Such Exhibit should be available for inspection and copies should be obtainable, in the manner set forth in the Introduction hereto (except that it will not be available at the regional offices of the Commission).

  The Amended Offer. In the Merger Agreement, Parent and the Purchaser agree, among other things, to amend and supplement the Offer to provide that (i) the purchase price offered pursuant to the Offer will be increased to $34.00 per Share, (ii) the obligations of the Purchaser and Parent to consummate the Offer and to accept for payment and purchase the Shares tendered shall be subject only to the conditions set forth in Annex A to the Merger Agreement (the "Offer Conditions"), and (iii) the expiration date of the Offer will be extended at least until midnight, New York City time, on Friday, September 1, 1995, unless further extended. The Purchaser shall not, without the Company's prior written consent, (i) reduce the price per Share or the number of Shares sought to be purchased or modify the form of consideration to be received by holders of the Shares in the Offer, (ii) waive or modify the Offer Condition which states that there must be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with the Shares currently owned by Parent and any of its subsidiaries, represents at least two-thirds of the Shares on a fully-diluted basis (the "Minimum Condition") or (iii) impose additional conditions to the Offer or amend any term of the Offer in a manner adverse to the holders of the Shares. Subject only to the Offer Conditions, the Purchaser shall, and Parent shall cause the Purchaser to, pay for all of the Shares validly tendered and not withdrawn pursuant to the Offer as soon as legally permissible.

  In the Merger Agreement, the Company consents to the amended Offer and represents and warrants that the Board (at a meeting duly called and held at which a quorum was present) as part of its approval of the Merger Agreement, has unanimously (i) approved the making of the Offer, (ii) determined that each of the Offer and the Merger is fair to, and in the best interests of, the shareholders of the Company and (iii) resolved, subject to the terms and conditions of the Merger Agreement, to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of the Company (to the extent such approval and adoption is required by applicable law). Under the Merger Agreement, the Board will not withdraw, modify or amend such recommendation except to the extent that, after taking into account the advice of counsel to the Company, it concludes that such withdrawal, modification or amendment is legally required in the proper exercise of its fiduciary duties. If, however, the Board withdraws, modifies or amends such recommendation after receiving a Superior Proposal (as defined below in "Termination"), then such withdrawal, modification or amendment may be made only at a time that is after the second business day after Parent has received written notice from the Company advising Parent of the Company's receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  The Merger Agreement provides that, promptly (subject to any applicable requirements under Section 14(f) of the Exchange Act) upon the purchase by the Purchaser of the Shares pursuant to the Offer, the Board shall amend its By-Laws to provide that the number of directors shall be no less than seven and no more than twelve persons, Steven M. Rales, Mitchell P. Rales, George M. Sherman, Patrick W. Allender, C. Scott Brannan and James H. Ditkoff shall be elected by the Board as additional directors of the Company (or, if any such persons shall be unavailable, other persons designated by the Purchaser and reasonably acceptable to the Independent Directors (defined as directors of the Company then in office who are neither designated by the Purchaser nor otherwise affiliated with Parent or the Purchaser and are not employees of the Company or any of its Subsidiaries)) and William E. Bendix, James M. Reed and Lawrence G. Wolski shall resign as directors of the Company, and thereafter until the Effective Time (a) the total number of directors of the Company shall be nine; (b) the Purchaser shall be entitled to designate up to six directors; and (c) the Board shall have at least three Independent Directors. Following the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment to the Merger Agreement or of the Articles of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser and any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Independent Directors.

  The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company, and the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Illinois. At the Effective Time, the separate existence of the Purchaser shall cease. The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Purchaser and the Company. Subject to the provisions of the Merger Agreement relating to indemnification, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with provisions thereof and as provided by law, except that such Articles of Incorporation will be amended to reduce the authorized capital stock of the Surviving Corporation to 1,100 shares of common stock, par value $1.25 per share. Subject to the provisions of the Merger Agreement relating to indemnification, the By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and by law. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

  Conversion of Shares. Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent and except for Dissenting Shares (as defined below)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Share. Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or the Purchaser or any other subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof. Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof. At the Effective Time, the holders of certificates representing Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the IBCA, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid.

  Dissenting Shares. Notwithstanding anything in the Merger Agreement to the contrary, any Shares which are outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the approval and adoption of the Merger Agreement and who shall have properly demanded appraisal of such Shares in the manner provided in Section
11.70 of the IBCA ("Dissenting Shares"), if applicable, shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment of the appraised value of such Shares in accordance with the provisions of Section 11.70 of the IBCA; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for appraisal of such Shares, or (ii) if any holder fails to establish his or her entitlement to appraisal rights as provided in Sections 11.65 and 11.70 of the IBCA, or (iii) if any such holder shall, for any other reason, become ineligible for such appraisal, then such holder shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall not settle or compromise any claim for dissenters' rights prior to the Effective Time without the prior written consent of Parent and the Purchaser.

  For a description of appraisal rights with respect to the Merger, see "Appraisal Rights" below and the text of Sections 11.65 and 11.70 of the IBCA contained in Exhibit A hereto.

  Purchaser Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $1.25 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

  Employee Stock Options. Subject to and in accordance with the terms of the applicable stock option plan of the Company and any related option agreement, immediately prior to the Effective Time, each holder of an outstanding option to purchase Shares granted under any employee stock option plan of the Company, other than a Cancelled Option (as defined below) or any other option with a stock appreciation right exercisable upon a change of control of the Company, whether or not then exercisable, shall be entitled to receive from the Surviving Corporation for each Share subject to such option an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such option without interest thereon, subject to all applicable tax withholding requirements. Subject to and in accordance with the terms of the Joslyn Corporation Non-Employee Director Stock Plan and any related option agreement, with respect to each stock option for 1,000 Shares granted within the six month period preceding the closing of the Merger (the "Closing"), each at an exercise price of $24.75 per Share, to each non-employee director who is subject to the provisions of Sections 16(a) and 16(b) of the Exchange Act, Parent shall provide each such non-employee director with an option to purchase 1,000 shares of Parent's Common Stock (the "Substitute Options"). Each Substitute Option shall (a) be in substitution for, and cancellation of, such stock options granted under the applicable stock option plan of the Company (the "Cancelled Options"); (b) be in the form attached to the Merger Agreement as Annex C; and (c) be immediately exercisable in full at an exercise price of $22.625 per share of Parent's Common Stock. Subject to the foregoing, each option or other equity award with respect to Shares outstanding at the Effective Time under any stock option or other equity plan, program or agreement of the Company shall automatically terminate and be cancelled upon consummation of the Merger. Parent shall cause the Surviving Corporation to make all payments required under this paragraph.

  Adjustment of Merger Consideration. The Merger Agreement provides that in the event of any reclassification, recapitalization, stock split or stock dividend with respect to the Shares (or if a record date with respect to any of the foregoing shall occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the amount of Merger Consideration per Share, and all references to the Merger Consideration in the Merger Agreement shall be deemed to be to the Merger Consideration as so adjusted.

  Representations and Warranties. The Merger Agreement contains representations and warranties by the Company with respect to, among other things, its organization, its capitalization, its authority to enter into the Merger Agreement, its recommendation of the Merger, required consents and approvals with respect to the Merger, the absence of conflicts upon execution and delivery of the Merger Agreement, compliance by the Company with applicable law, its filings with the Commission, its financial statements, the information supplied by the Company in connection with the Offer, the Company's employee benefit plans and other compensation arrangements, the absence of certain changes in its business, the absence of certain litigation with respect to the Company, the inapplicability of the Rights Agreement to the Offer and the Merger, tax matters relating to the Company, environmental matters, and compliance with the Business Combination Law.

  The Merger Agreement also contains representations and warranties by Parent, DH Holdings and the Purchaser with respect to, among other things, their organization, Parent's capitalization, their authority to enter into the Merger Agreement, required consents and approvals with respect to the Merger Agreement, the information supplied by them in connection with the Offer and their ability to finance the purchase of the Shares.

  Covenants of the Company. In the Merger Agreement, the Company has covenanted and agreed that, among other things, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations in all material respects according to its ordinary and usual course of business, and will use reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it. The Company will promptly advise Parent in writing of any change in the Company's or any of its subsidiaries' business or financial condition which is materially adverse to the Company and its subsidiaries taken as a whole, and will confer on a regular and frequent basis with representatives of Parent to report upon the status of operations. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, (i) amend its Articles of Incorporation or By-Laws (or equivalent instruments); (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement existing as of the date of the Merger Agreement; (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock; provided, however, that the Company may declare and pay to holders of Shares regular quarterly dividends of not more than $0.30 per Share; and provided, further, that any of the Company's subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock; (iv) (x) create, incur, assume, maintain or permit to exist any long-term debt (including obligations in respect of capital leases); (y) except in the ordinary course of business and consistent with past practices, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (z) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company, except for loans or advances to employees or customers in the ordinary course of business and consistent with past practices; (v) except in the ordinary course of business or as has been disclosed, sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that have a value on the Company's books, either individually or in the aggregate, in excess of $500,000; (vi) settle or compromise any pending or threatened suit, action or claim in which the amount involved is greater than $500,000 or which is material to the Company and its subsidiaries taken as a whole or which relates to the transactions contemplated by the Merger Agreement or modify, amend or terminate any contracts involving in excess of $500,000 or waive, release or assign any right or claim involving in excess of $500,000; (vii) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, in each case without notice to Parent; (viii) grant any material increase in the compensation payable or to become payable to any of its officers or employees or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, or amend, any collective bargaining (except as required by law), bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or grant or pay any benefit not required by any existing plan or arrangement; (ix) change in any material respect any of the accounting principles used by it, unless required by generally accepted accounting principles; (x) acquire any business or capital stock, merge or consolidate with any other person or sell, encumber or otherwise transfer any business or material portion thereof; or (xi) agree to do any of the foregoing.

  Access to Information. From the date of the Merger Agreement to the Effective Time, but subject to applicable confidentiality agreements creating obligations to others and excluding information provided to the Board with respect to the Offer, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and to representatives of and advisors to financing sources, reasonable access during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. The Company will promptly furnish to Parent, at Parent's expense and subject to the Confidentiality Agreement, a copy of each material document filed or received by it pursuant to the federal securities laws or federal or state tax laws or any Environmental Laws, and of such other documents as Parent may reasonably request.

  Shareholder Approval. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company, acting through the Board, shall, in accordance with applicable law, except to the extent that the Board, after taking into account the advice of counsel to the Company, concludes that any action is required in the proper exercise of its fiduciary duties, take all steps necessary duly to call, set a record date for, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of adopting and approving the Merger Agreement and the transactions contemplated thereby. At such meeting, Parent and the Purchaser will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  The Company will, if required by law for the consummation of the Merger, prepare and file a Proxy Statement with the Commission, and shall use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the purchase of the Shares pursuant to the Offer. The Board and the Board of Directors of Parent and the Purchaser have each determined that the Merger is advisable and in the best interests of shareholders of their respective companies and, except to the extent that the Board, after taking into account the advice of counsel to the Company, concludes that any action is required in the proper exercise of its fiduciary duties, the Board will
(i) recommend to shareholders the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the other matters to be submitted to shareholders in connection therewith and (ii) use all reasonable efforts to obtain the necessary approvals by shareholders of the Merger Agreement and the transactions contemplated thereby.

  Notwithstanding the foregoing, in the event that after the closing of the Offer the Purchaser shall be the owner of at least 90 percent of the outstanding Shares, the parties to the Merger Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer and compliance with the applicable provisions of the IBCA and any applicable rules of the Commission, without a meeting of shareholders of the Company, if practicable, in accordance with Section 253 of the DGCL and Section 11.30 of the IBCA.

  Reasonable Efforts. Subject to the terms and conditions of the Merger Agreement and the fiduciary duties of the Board, each of the parties to the Merger Agreement has agreed to use all reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the Offer Conditions and the conditions to the Merger Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

  Consents. The Merger Agreement provides that Parent and the Company each shall use all reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by the Merger Agreement.

  Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

  Consent of DH Holdings. DH Holdings, as the sole shareholder of the Purchaser, by executing the Merger Agreement has consented to the execution and delivery of the Merger Agreement by the Purchaser and the consummation of the Merger and the other transactions contemplated thereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the shareholders of the Purchaser held for such purpose.

  No Solicitation. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (a) solicit, initiate or encourage or (b) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of the Merger Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of the Company's capital stock or a merger, consolidation or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary of the Company which is material to the Company and its subsidiaries taken as a whole, or a liquidation or a recapitalization of the Company, or any similar transaction; provided that (x) in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, the Company may (to the extent that the Board, after taking into account the advice of counsel to the Company, concludes that any of the following actions is required in the proper exercise of its fiduciary duties) (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement no more favorable to such person than the Confidentiality Agreement is to Parent and (ii) participate in negotiations regarding such Acquisition Proposal and (y) the Board shall be free to take and disclose any position with respect to a third party offer pursuant to Rules l4d-9 and l4e-2 under the Exchange Act and to make such disclosures to the Company's shareholders, which, upon the advice of the Company's counsel, are required by applicable law. The Company will notify Parent immediately, orally and in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or if the Company has been informed that an Acquisition Proposal is forthcoming, and will include in such notification the identity of the other party or parties and the material terms and conditions of any such request, inquiry or Acquisition Proposal. The Company will keep Parent informed in reasonable detail of the status (including amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

  Indemnification; Insurance. Pursuant to the Merger Agreement, for a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights under the Merger Agreement) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Articles of Incorporation and the By-Laws of the Company, each as in effect at the date of the Merger Agreement (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Parent shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party.

  Any Indemnified Party wishing to claim indemnification under the Merger Agreement shall provide notice to Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, provided that failure to provide such notice shall not relieve Parent or the Surviving Corporation of its obligations under the Merger Agreement except to the extent that Parent or the Surviving Corporation is materially prejudiced thereby, and the Indemnified Party shall permit Parent (at Parent's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) counsel for Parent who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided in the Merger Agreement shall not relieve Parent of its indemnification obligation under the Merger Agreement except to the extent that such omission results in a failure of actual notice to Parent and Parent is materially damaged as a result of such failure to give notice. Parent shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that Parent does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the

Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In any event, Parent and the Indemnified Parties shall cooperate in the defense of any action or claim subject to the Merger Agreement and the records of each shall be available to the other with respect to such defense.

  For not less than six years after the Effective Time, Parent and the Purchaser shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Employee Benefits; Severance Agreements. Under the Merger Agreement, Parent agrees to maintain, or cause the Surviving Corporation to maintain, until December 31, 1996, employee benefit plans which, in the aggregate, will provide benefits to the employees of the Company and its subsidiaries that are substantially comparable, in the aggregate, to those provided to such employees under the employee benefit plans of the Company in effect on the date of the Merger Agreement, and, after December 31, 1996, will provide such employees with benefits that are consistent with those provided to other employees of Parent. To the extent that any employee of the Company or its subsidiaries is to be covered by any employee benefit plan of Parent or its subsidiaries, such employee shall, for the purposes of eligibility and vesting (but not accrual of benefits under such plans), be credited with his or her years of service with the Company or its subsidiaries as of the Effective Time and with years of service with prior employers to the extent service with prior employers is taken into account under corresponding plans of the Company or its subsidiaries. With respect to any employee of the Company or its subsidiaries who becomes eligible to participate in any medical plan of Parent or its subsidiaries (but without creating any obligation in Parent or its subsidiaries to increase the medical conditions covered by any such medical plan of Parent or its subsidiaries), (a) no condition that would have been covered under the applicable medical plan of the Company in which such employee participated immediately prior to the change in coverage shall be excluded as a pre-existing condition from coverage under any medical plan of Parent or its subsidiaries and (b) amounts paid before such participation by such employee of the Company under the applicable medical plan of the Company with respect to the plan year in which such participation commences shall be taken into account in applying deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent with respect to the balance of such plan year to the same extent as if such amounts had been paid under such medical plan of Parent.

  Parent shall honor, or cause the Company to honor, effective upon the consummation of the Offer, the Company's obligations under the Company's existing severance agreements dated as of September 16, 1994 with Messrs. Diehl, Koprowski and Wolski. With respect to other employees, Parent shall honor, or shall cause the Company to honor, effective upon the consummation of the Offer, the Company's Severance Plan for the Corporate Staff and the Severance Policy for Corporate Managers (such plan and policy, the "Severance Policies") as in effect on the date of the Merger Agreement, including the provisions of the Severance Policies relating to amendment or termination of the Severance Policies. The Company represents and warrants that correct copies of the Severance Policies have been filed as exhibits to its filings with the Commission. Parent acknowledges that consummation of the Offer will constitute a "Change in Control" under such severance agreements and the Severance Policies.

  Stock Options. Prior to the acquisition of Shares pursuant to the Offer, the Company will make all necessary and appropriate adjustments to (including without limitation an adjustment, reasonably satisfactory to the Purchaser, in the number of Shares subject to outstanding options and in the option prices per Share to reflect the change in the number of Shares that will be outstanding following the Merger), and shall use all reasonable efforts to obtain all necessary consents with respect to, all of the Company's employee stock options other than any Cancelled Options, in order that such stock options may be cancelled and settled by the Company as described above under "Employee Stock Options".

  Transfer Taxes. The Surviving Corporation shall pay certain transfer taxes payable in connection with the Merger and shall be responsible for the preparation and filing of certain required tax returns with respect to such taxes.

  Anti-takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Offer, Merger or other transactions contemplated by the Merger Agreement, the Company and the members of the Board will grant such approvals and take such actions as are necessary so that the Offer, Merger and other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated thereby.

  No Amendment to the Rights Agreement. In the Merger Agreement, the Company covenants and agrees that so long as the Merger Agreement is in effect, it will not amend the Rights Agreement or redeem the Rights or terminate the Rights Agreement prior to the Effective Date, except as expressly contemplated by the Merger Agreement.

  Notification of Certain Matters. The Company will give prompt notice to Parent and the Purchaser, and Parent and the Purchaser will give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event likely to cause (i) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, or of Parent, DH Holdings or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice and
(b) any communication (written or oral) received by any director or officer of the Company from any person that alleges any noncompliance with Environmental Laws or any Environmental Liability on the part of the Company or any of its subsidiaries that is material to the Company and its subsidiaries taken as a whole.

  Disposition of Litigation. Each of Parent, the Purchaser and the Company agrees promptly to use all reasonable efforts to withdraw (and shall not refile) all pending litigation between the parties.

  Proxy Contest. Parent and the Purchaser agree to withdraw (and not refile) the Schedule 14A filed with the Commission relating to the calling of a special meeting for, among other things, the removal of the directors of the Company.

  Stock Exchange Listing. Parent shall use all reasonable efforts to list on the New York Stock Exchange, upon official notice of issuance, the shares of common stock of Parent to be issued upon exercise of the Substitute Options.

  Conditions to the Obligations of Parent, the Purchaser and the Company. The respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of this condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Merger shall be in effect; provided, however, that each of the parties shall use all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) if required by the Company's Articles of Incorporation or the IBCA, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Articles of Incorporation and By-Laws of the Company and the IBCA.

  Conditions to the Obligations of the Company. The obligation of the Company pursuant to the Merger Agreement to consummate the Merger is also subject to Parent or the Purchaser having made all filings required prior to the Closing with respect to, and having paid to the proper taxing authorities or made adequate provision for the payment of, all transfer taxes payable in connection with the Merger.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company: (a) by mutual consent of the Board of Directors of Parent and the Board; (b) by action of the Board of Directors of Parent or action of the Board if at least that number of Shares required by the Minimum Condition shall not have been purchased in the Offer on or before November 20, 1995, or the Merger shall not have been consummated on or before February 20, 1996, provided, however, that the Board of Directors of Parent shall have no right to terminate the Merger Agreement after the consummation of the Offer; and provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger, as the case may be, to occur on or before the aforesaid dates; (c) by either Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer; (d) by the Company if (i) the Purchaser shall not timely amend the Offer as provided in the Merger Agreement or (ii) Parent, DH Holdings or the Purchaser shall fail to comply in any material respect with any of its covenants or agreements required to be complied with by it before the date of such termination and such failure to comply shall not be cured within four business days following receipt by Parent from the Company of written notice of such failure and demand for cure;
(e) by either Parent, the Purchaser or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; (f) by the Company if prior to the purchase of Shares pursuant to the Offer, and after receipt of a Superior Proposal (defined in the Merger Agreement as a proposal to acquire, directly or indirectly, more than 50% of the Shares or all or any substantial portion of the consolidated assets of the Company and its subsidiaries and on terms which the Board determines in its good faith judgment, based on the advice of Goldman Sachs, to be more favorable to the Company's shareholders than the Offer and the Merger taken together) and at a time that is after the second business day after Parent has received written notice from the Company advising Parent of the Company's receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, the Board or any committee thereof
(x) shall have withdrawn or modified in a manner adverse to the Purchaser or Parent, and in a manner consistent with the Merger Agreement, (including as to timing and contents of notice to Parent with respect to any Superior Proposal) its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by any of the foregoing or (y) shall have recommended a Superior Proposal, or (c) shall have resolved to do any of the foregoing; provided, however, that such termination under this clause (f) shall not be effective until the Company has made payment to DH Holdings of the Fee (as defined below) required to be paid pursuant to the Merger Agreement and has paid to Parent $1.5 million for Expenses (as defined below) (Parent agrees to refund any excess of such amount over actual Expenses) or deposited with a mutually acceptable escrow agent $1.5 million for reimbursement to Parent, DH Holdings and the Purchaser of Expenses; or (g) by the Company, upon approval of the Board, if, prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to the Purchaser or Parent, and in a manner consistent with the Merger Agreement (including as to timing and contents of notice to Parent with respect to any Superior Proposal), its approval or recommendation of the Offer, the

Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its assets or Shares pursuant to a Superior Proposal; provided, however, that such termination under this clause (g) shall not be effective until the Company has made payment to DH Holdings of the Fee required to be paid or deposited with a mutually acceptable escrow agent $1.5 million for reimbursement to Parent, DH Holdings and the Purchaser of Expenses (Parent agrees to refund any excess of such amount paid over actual Expenses).

  In the event of termination of the Merger Agreement and abandonment of the Merger by Parent, the Purchaser or the Company, written notice thereof shall forthwith be given to the others, and the Merger Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties thereto. The Purchaser agrees that any termination by Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If the Merger Agreement is terminated, no party thereto shall have any liability or further obligation to any other party to the Merger Agreement, provided that any termination shall be without prejudice to the rights of any party thereto arising out of breach by any other party of any covenant or agreement contained in the Merger Agreement, and provided further that certain obligations set forth in the Merger Agreement shall in any event survive any termination.

  Fees and Expenses. Pursuant to the Merger Agreement, in the event that: (a) any person (including, without limitation, the Company or any affiliate thereof) or group, other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then outstanding Shares and thereafter the Merger Agreement shall have been terminated pursuant to its terms and within 12 months of such termination a Third Party Acquisition (as hereinafter defined) shall occur; or (b) any person or group shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 30% (or which, assuming the maximum amount of securities which could be purchased, would result in any person or group beneficially owning more than 30%) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the per Share amount proposed to be paid pursuant to the Offer under the Merger Agreement and (i) the Offer shall have remained open for at least 20 business days, (ii) the Minimum Condition shall not have been satisfied and (iii) the Merger Agreement shall have been terminated pursuant to the provisions described in "Termination" above; and (c) the Merger Agreement is terminated pursuant to clause (f) or (g) of "Termination" above; then, in any such event, the Company shall pay DH Holdings promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $6 million (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (defined as all out-of-pocket expenses and fees up to $1.5 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Offer, the Merger and any transactions contemplated thereby or structuring the transactions and all fees of counsel, accountants, experts and consultants to Parent, DH Holdings and the Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the transactions, including, without limitation, litigation related thereto and the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent, DH Holdings or the Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer, the Merger and any transactions contemplated thereby and any litigation and any financing commitments or agreements relating thereto); provided that, in the case described in clause (b) above, if (x) Parent has terminated the Merger Agreement and (y) the Board or any committee thereof (A) shall not have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger,
(B) shall not have approved or recommended the proposal of such person or group and (C) shall not have resolved to do any of the foregoing, the Company shall pay to DH Holdings on such termination all Expenses and shall pay the Fee only if, within 12 months of such termination, a Third Party Acquisition shall occur.

  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares.

  Except as set forth above, all costs and expenses incurred in connection with the Merger and the Offer, the Merger Agreement and any transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction contemplated by the Merger Agreement is consummated.

  In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, DH Holdings and the Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of the provisions of the Merger Agreement relating thereto, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

  Amendment and Modification. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, DH Holdings, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein, provided, that after the Merger Agreement is adopted by the Company's shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders thereunder, without the further approval of such shareholders.

  Waiver of Compliance; Consents. Any failure of Parent, DH Holdings, or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition in the Merger Agreement, may be waived by the Company or Parent, respectively, only by a written instrument signed by the party granting such waiver (and, in the case of the Company, approved with the concurrence of a majority of the Independent Directors, if required under the Merger Agreement), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever the Merger Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above. DH Holdings and the Purchaser agree that any consent or waiver of compliance given by Parent under the Merger Agreement shall be conclusively binding upon them, whether given expressly on their behalf or not.

  Survival of Warranties. Each and every representation and warranty, except for representations and warranties concerning finders and investment bankers (if the Merger Agreement is terminated before consummation of the Offer), made by the Company in Article IV of the Merger Agreement, and every representation and warranty made by Parent, DH Holdings and the Purchaser in Article V, except for representations and warranties concerning capitalizations, finders and (if the Merger Agreement is terminated before consummation of the Offer) shall expire with, and be terminated and extinguished by, the Merger, or the termination of the Merger Agreement pursuant to its terms.

                               APPRAISAL RIGHTS

  Under the IBCA, any shareholder of record immediately prior to the Effective Time may, in lieu of accepting the Merger Consideration, dissent from the Merger and seek an appraisal of his Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), provided that he complies with the provisions of Section 11.70 of the IBCA.

  The following is a brief summary of the statutory procedures to be followed by a dissenting shareholder in order to dissent from the Merger and perfect appraisal rights under the IBCA. FAILURE TO TAKE ANY NECESSARY STEP MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTIONS 11.65 AND 11.70 OF THE IBCA. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 11.65 AND 11.70 OF THE IBCA, WHICH ARE SET FORTH IN THEIR ENTIRETY IN EXHIBIT A HERETO.

  Shareholders wishing to assert a right to such appraisal must, on or before the date that is 30 days from the date of mailing of the Notice of Merger, deliver a written demand for payment for their Shares to the Surviving Corporation at the address set forth below.

  For purposes of making an appraisal demand, the address of the Surviving Corporation is:

                               Joslyn Corporation
                               30 South Wacker Drive
                               Chicago, Illinois 60606
                               Attention: Secretary

  Only a shareholder of record, or a beneficial owner who submits to the Company the record holder's written consent to the dissent before or at the same time as the beneficial owner asserts dissenters' rights, is entitled to assert an appraisal right with respect to the Shares registered in the record holder's name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds Shares as a nominee for others may exercise appraisal rights with respect to the Shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners, but only if such record holder dissents with respect to all Shares owned by any one beneficial owner. In such a case, the written demand should set forth the name and address of the beneficial owner on whose behalf the demand is made.

  A demand for the appraisal of Shares owned of record by more than one person, as in a joint tenancy or a tenancy in common, must be executed by or for all joint owners. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a former record owner; however, the agent must identify the former record owner or owners and expressly disclose the fact that, in executing the demand, such person is acting as agent for the former record owner. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand and state that the demand is made in such capacity.

  A beneficial owner of Shares whose Shares were held in "street name" and who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Shares or obtain and submit a written consent from the record holder at or prior to the time the demand is made, as described above. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as The Depositary Trust Company, Midwest Securities Trust Company, Philadelphia Depositary Trust Company, and others. Any beneficial owner desiring appraisal who held his Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that either the demand for appraisal is made by the record holder or that a written consent from the record holder is obtained and timely submitted.

  Within 10 days after the Effective Time or 30 days after the shareholder delivers the written demand for payment, whichever is later, the Company is required to send to the dissenting shareholder its opinion as to the estimated fair value of the Shares, together with certain financial information regarding the Company, and either a commitment to pay for the Shares at their fair value or instructions to the Shareholder to sell his Shares on the market within 10 days.

  If the shareholder disagrees with the Company's opinion as to the estimated fair value of the Shares or the amount of interest due, he has 30 days to notify the Company of his own opinion as to the estimated fair value of the Shares and/or interest due and demand payment for the difference between the shareholder's estimated fair value and amount of interest due and the amount of payment by the Company or proceeds of sale. If the Company and the dissenting shareholder cannot agree as to fair value and/or interest due within 60 days thereafter, the Company must either pay the amount requested by the shareholder or file a petition in the circuit court of Cook County, requesting judicial determination of the fair value of and interest due on the Shares. If such a petition is filed, all dissenting shareholders whose demands remain unsettled will be made parties to the proceeding.

  The Shares will be appraised by the Court at their fair value immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The value so determined for the Shares could be the same as or more than the Merger Consideration, and could be based upon considerations other than, or in addition to, the price paid in the Merger, the market value of the Shares, asset value and earning capacity.

  In Taxy v. Worden, 536 N.E.2d 901 (Ill. App. 1989), the Illinois Appellate Court noted that case law establishes that no precise and exact rules for determining the fair market value of stock exist. The Court went on to say that "fair value" is determined by an exercise of the court's judgment after consideration of all relevant factors, which may include the nature of the business and the history of the enterprise from its inception, the economic outlook in general and the condition and outlook of the specific industry in particular, the book value of the stock and the financial condition of the business, the earning capacity of the company, the dividend-paying capacity of the company, whether or not the enterprise has goodwill or other intangible value, sales of the stock and the size of the company to be valued, and the market price (on an exchange or over the counter) of stocks of corporations in the same or a similar line of business. It should also be noted that Section 11.65(b) of the IBCA provides that "a shareholder entitled to dissent and obtain payment for his or her shares under this Section [11.65] may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of fiduciary duty owed to the shareholder."

  The Court will determine all costs of the proceeding, exclusive of fees and expenses of counsel and experts for the parties, and may assess some or all of such costs against the Company or any dissenter if it finds that such party's estimation of the fair value of the Shares was materially above or below the fair value as determined by the Court. The Court may also assess the fees and expenses of counsel against the Company if it fails to comply with the requirements of the IBCA with respect to dissenters' rights, or against any party who abuses the rights accorded to it under the IBCA. In addition, some portion of counsel's fees of a dissenting shareholder may be awarded to such party, out of the expected awards of other dissenters, if the services of such party's counsel were of substantial benefit to other dissenters.

  A failure to vote against the Merger will not constitute a waiver of a shareholder's appraisal rights. Since shareholders of the Company are not being asked to vote on the Merger, voting on the Merger will not constitute notice of demand for appraisal rights under the IBCA.

  A former shareholder will effectively lose his right to appraisal if no demand for appraisal is delivered before the date that is 30 days after the date of the mailing of the Notice of Merger.

  The provisions of IBCA Sections 11.65 and 11.70 are technical in nature and complex. Shareholders desiring to exercise appraisal rights should consult counsel, since the failure to comply strictly with the provisions of IBCA Sections 11.65 and 11.70 may defeat their appraisal rights.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is an Illinois corporation with its principal executive offices located at 30 South Wacker Drive, Chicago, IL 60606.

  The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company's 1994 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "Company's Second Quarter 10-Q") filed with the Commission pursuant to the Exchange Act and other publicly available information. More comprehensive financial information is included in the complete financial statements of the Company contained in the Company's 1994 10-K and the Company's Second Quarter 10-Q on file with the Commission and such financial statements are incorporated herein by reference. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth in the Introduction hereto.

                              JOSLYN CORPORATION

                        SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         6 MONTHS ENDED JUNE 30,          FISCAL YEAR ENDED DEC. 31,
                         ----------------------- -----------------------------------------------------
                            1995        1994       1994       1993(1)     1992     1991         1990
                         ----------- ----------- --------     --------  -------- --------     --------
                         (UNAUDITED) (UNAUDITED)
INCOME STATEMENT DATA
Net Sales...............  $114,069    $108,391   $216,177     $217,707  $217,889 $203,736     $197,006
Income (loss) before
 Income Taxes and
 Cumulative Effect of
 Change in Accounting...     7,855       7,201    (20,430)(1)   22,770    22,408   20,480       (6,990)(3)
Cumulative Effect of
 Change in Accounting...       --          --         --           --        --    (6,268)(3)   (3,067)(1)
Net Income (loss).......     7,855       7,201    (11,180)(2)   14,870    14,308    6,937      (14,057)(1)
Earnings (loss) per
 share..................      1.10        1.01      (1.57)       (2.10)     2.03     0.98        (1.98)(1)
Cash Dividends..........       .60         .60       1.20         1.16      1.13     1.06         1.06
Book Value at End of
 Year...................                            11.27        13.97     13.03    12.26        12.35
BALANCE SHEET DATA (at
 Period End)
Total Assets............  $179,043    $159,987   $177,504     $162,282  $158,159 $149,607     $136,842
Working Capital.........    65,093      76,847     75,959       73,041    64,928   61,664       59,469
Total Shareholders'
 Equity.................    84,329     102,477     80,626       99,235    92,097   86,487       87,155

--------
(1) The Company adopted SFAS No. 109, "Accounting for Income Taxes," in 1993 and elected to apply it retroactively to 1990.
(2) Includes a charge of $35.0 million before taxes and $21.0 million after taxes for increased environmental reserves and a charge of $6.2 million before taxes and $4.1 million after taxes to write down two businesses and for costs related to the reduction of corporate expense (See Notes 6 and 10 to the Company's financial statements contained in the Company's 1994 10-K).
(3) Relates to accounting change for postretirement medical benefits in 1991.

  After entering into the Confidentiality Agreement, the Company provided certain nonpublic business and financial information regarding the Company to Parent. This information included estimates and projections of the Company's future operating performance (the "Projections").

  The following information has been excerpted or derived from the materials provided to Parent, which included projections prepared by compiling data from profit plans prepared by operating management of the Company's different business units, as well as adjusted projections prepared by senior management after applying a contingency factor for downturns in the economy. The Projections do not give effect to the Offer or the Merger. NONE OF THE COMPANY, PARENT, THE PURCHASER OR THEIR RESPECTIVE ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS.

                              JOSLYN CORPORATION

                        SELECTED FINANCIAL PROJECTIONS
           (IN MILLIONS, EXCEPT OPERATING MARGIN AND PER SHARE DATA)

                                                YEAR ENDING DECEMBER 31,
                                         ---------------------------------------
                                          1995    1996    1997    1998    1999
                                         ------- ------- ------- ------- -------
                                            OPERATING MANAGEMENT PROJECTIONS
Net Sales............................... $235.6  $261.5  $283.6  $303.6  $325.1
Operating Income........................ $ 28.3  $ 34.9  $ 38.2  $ 42.2  $ 45.9
Operating Margin........................   12.0%   13.3%   13.5%   13.9%   14.1%
Net Income.............................. $ 16.6  $ 20.1  $ 22.3  $ 24.7  $ 27.0
E.P.S................................... $  2.31 $  2.79 $  3.10 $  3.43 $  3.75
                                         SENIOR MANAGEMENT ADJUSTED PROJECTIONS
Net Sales............................... $235.6  $248.5  $269.6  $288.6  $309.1
Net Income.............................. $ 16.6  $ 17.9  $ 19.8  $ 21.8  $ 23.8
E.P.S................................... $  2.31 $  2.49 $  2.75 $  3.03 $  3.30

  THE COMPANY DOES NOT AS A MATTER OF COURSE PUBLICLY DISCLOSE PROJECTIONS OR ESTIMATES AS TO FUTURE REVENUES, EARNINGS, FINANCIAL CONDITION OR OPERATING PERFORMANCE. THE PROJECTIONS ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT AND THE PURCHASER BY THE COMPANY WITHOUT INDEPENDENT VERIFICATION. THE PROJECTIONS WERE NOT PREPARED (NOR ARE THEY BEING FURNISHED) WITH A VIEW TO COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS.

  THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY COMPANY MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WAS SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF THE COMPANY, PARENT, THE PURCHASER OR THEIR RESPECTIVE ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE MATERIAL OR A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED ON AS SUCH.

  NEITHER THE COMPANY, PARENT, THE PURCHASER NOR ANY OF THEIR ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  On July 21, 1995, the Company signed a definitive agreement to sell all the shares of ADK Pressure Equipment Corporation, one of the Company's non-core business holdings which had been experiencing widening losses and which had reported sales of less than $7 million for 1994. In the Company's Second Quarter 10-Q, the Company estimated that the divestiture would ultimately have a positive cash flow impact of over $3 million. The sale closed on August 7, 1995.

  On June 28, 1995, the Company acquired all of the outstanding common shares of Cyberex, Inc., a privately held company, for a total purchase price of $22 million. Cyberex is a recognized leading manufacturer of, among other things, uninterruptible power systems and static transfer switches. On September 1, 1995, the Company filed a current report on Form 8-K in which it described the Cyberex acquisition (the "Cyberex 8-K") and its projected effect on the Company's financial performance. The pro forma financial information contained in the Cyberex 8-K and in the Company's Second Quarter 10-Q is incorporated herein by reference. The Cyberex 8-K, the Company's Second Quarter 10-Q and other documents may be examined and copies thereof may be obtained in the manner set forth in the Introduction hereto.

  The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including, without limitation, their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in the Introduction hereto.

            CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

  The Purchaser is a newly incorporated Delaware corporation and an indirect wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of Parent and the Purchaser are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

  Parent is a Delaware corporation which operates a variety of businesses through its wholly owned subsidiaries. These businesses are conducted in three business segments: Tools, Process/Environmental Controls and Transportation. Parent is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line and the National Automotive Parts Association line of mechanics' hand tools. Parent also manufactures Allen wrenches and Jacobs drill chucks and is a leading supplier of mechanics' hand tools through Matco Tools. In its Process/Environmental Controls segment, Parent is a leading producer of leak detection sensors for underground fuel storage tanks and motion, temperature, pressure and flow controls devices. Parent's Transportation business manufactures wheel service equipment, diesel engine retarders and automotive air conditioning components which are sold under such brand names as Coats, Ammco and "Jake Brake."

  Approximately 34.3% of the outstanding common stock of Parent is beneficially owned by Equity Group Holdings ("EGH"), a District of Columbia general partnership of which Steven M. Rales and Mitchell P. Rales, each of whom is a director and executive officer of Parent and a director of the Purchaser, are the general partners. Together with certain other shares of common stock which are beneficially owned by such individuals, such individuals beneficially own approximately 43.1% of the outstanding common stock of Parent. EGH is principally engaged in the business of investing in manufacturing companies, radio broadcasting companies and publicly traded securities. The principal executive offices of EGH are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

  Until immediately prior to the time the Purchaser purchased Shares pursuant to the Offer, the Purchaser did not have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters.

Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in the Introduction hereto.

  Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1994 ("Parent's 1994 10-K"), Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 ("Parent's Second Quarter 10-Q") and from certain other financial information regarding Parent. More comprehensive financial information is included in the complete financial statements of Parent contained in Parent's 1994 10-K and Parent's Second Quarter 10-Q on file with the Commission, and such financial statements are incorporated herein by reference.

                              DANAHER CORPORATION

                        SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         6 MONTHS ENDED JUNE 30,            FISCAL YEAR ENDED DEC. 31,
                         ----------------------- --------------------------------------------------
                            1995        1994        1994        1993      1992      1991     1990
                         ----------- ----------- ----------  ---------- --------- -------- --------
                         (UNAUDITED) (UNAUDITED)
INCOME STATEMENT DATA
Net Revenues............ $  767,996   $ 607,235  $1,288,684  $1,075,529 $ 955,518 $837,386 $845,316
Income (loss) before
 change in accounting
 principle (1)..........     49,068      33,794      81,650      53,749    31,601   13,321   35,709
Net Income..............     49,068      33,794      81,650      17,749    31,601   13,321   35,709
EARNINGS PER SHARE:
Income before change in
 accounting principle
 (1).................... $     0.82   $    0.58  $     1.40  $      .93 $     .55 $    .24 $    .67
Net Income..............       0.82        0.58        1.40  $      .31 $     .55      .24      .67
BALANCE SHEET DATA (at
 end of period)
Total Assets............ $1,221,294   $ 944,831  $1,134,941  $  872,472 $ 769,815 $734,955 $744,502
Working Capital.........     43,954      72,424      (7,548)     42,398    17,614   42,267   56,001
Long-term debt..........    116,547     140,946     116,515     131,350   137,305  182,212  186,105
Total Shareholders'
 Equity.................    528,685     401,740     476,100     363,666   348,379  319,252  304,999

--------
(1) On January 1, 1993, Parent adopted SFAS No. 106 requiring use of the accrual method for post-retirement benefits other than pensions.

  [The Purchaser currently beneficially owns an aggregate of 5,483,178 Shares which it acquired on various dates from May 29, 1994 to September 12, 1995, for an aggregate cash consideration of $180,689,543.]

                       THE COMPANY'S FINANCIAL ADVISORS

  Pursuant to a letter agreement dated July 19, 1995 but effective as of September 1, 1994, the Company retained Goldman Sachs as exclusive financial advisors with respect to the Company's long-term financial strategy, including, without limitation, any acquisition proposals that the Company may receive or any other attempts to acquire control of the Company. Pursuant to such agreement, the Company agreed to pay to Goldman Sachs a fee of $250,000, which the Company has paid and will be credited against a transaction fee payable in the event that at least 15% of the outstanding stock of the Company is acquired by any person or group, including the Company, in one or a series of transactions, by means of a tender offer or merger, private or open market purchases of stock or otherwise, or if all or substantially all of the assets of the Company are transferred, in one or a series of transactions, by way of a sale, distribution or liquidation, an additional fee equal to 0.9% of the aggregate value of all such transactions as defined in such agreement upon the closing of the Offer, the Purchaser acquired in excess of 15% of the outstanding stock of the Company and Goldman Sachs
became entitled to such fee which was paid by the Company on     , 1995.


  The Company also agreed to reimburse Goldman Sachs periodically for their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in the letter agreement and to indemnify Goldman Sachs against certain liabilities, including liabilities under the federal securities laws.

  In addition, the Company retained Morrow & Co., Inc. ("Morrow") to provide stock watch/shareholder identification services with respect to the Shares and related strategic and consulting services and Hill and Knowlton, Inc. ("H&K") to serve as financial communications counsel to the Company. Pursuant to a letter agreement dated August 26, 1994, the Company paid Morrow $20,000 upon the signing of such letter agreement and agreed to reimburse Morrow for reasonable disbursements incurred in connection with the performance of services thereunder. After January 26, 1995, the letter agreement between the Company and Morrow became terminable by either party upon thirty days prior written notice to the other party. In July 1995, the Company renewed its arrangement with Morrow and paid Morrow an additional $10,000. Pursuant to a letter agreement dated July 13, 1995, the Company will pay H&K an advance of $25,000 against which hourly fees for H&K's services will be charged. The Company will also reimburse H&K for H&K's reasonable expenses.

  Except as described above, neither the Company nor any person acting on its behalf has retained any person to make solicitations or recommendations to security holders on its behalf concerning the Offer.

           CONTACTS BETWEEN THE COMPANY AND PARENT AND THE PURCHASER

  Between May 29, 1994 and August 1, 1994, Parent purchased an aggregate of 204,000 Shares at an average price per Share (excluding mark-ups or commissions) of $25.57 in open market purchases. On August 2, 1994, Parent purchased 329,500 Shares at a price per Share (excluding mark-ups or commissions) of $25.6875. As a result of this purchase, Parent became the beneficial owner of more than 5 percent of the outstanding shares of the Company's common stock, requiring Parent to file a Schedule 13D with the Commission to disclose its holdings in the Company's stock. On August 5, 1994, Parent purchased an additional 10,000 Shares at a price per Share (excluding mark-ups or commissions) of $25.8125. On August 11, 1994, George M. Sherman ("Sherman"), President and Chief Executive Officer of Parent, telephoned William E. Bendix ("Bendix"), a Director of the Company, at Bendix's home. Sherman and Bendix first became acquainted in early 1993, when Sherman met Bendix and expressed his possible interest in a business combination between Parent and Mark Controls Corporation, of which Bendix was, in 1993, Chief Executive Officer. Sherman informed Bendix that the next day Parent would be issuing a press release announcing Parent's ownership of 7.6% of the outstanding Shares.

  Although Sherman stated that Parent had acquired the Shares for investment purposes, Sherman also told Bendix that he had looked at the Company for a long time, would like to talk to the Company's management about strategy and asked Bendix for comments about the Company. Bendix referred Sherman to the Company's management, and offered to telephone the then Chairman of the Board of the Company, Donald B. Hamister ("Hamister"), on Sherman's behalf. Bendix phoned Hamister and left a message describing his conversation with Sherman.

  On August 12, 1994, Parent filed a Schedule 13D with the Commission. Concurrently, Parent filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for clearance to purchase up to 15% of the Company's stock.

  Shortly subsequent to the filings by Parent, the Company retained legal and financial advisors to advise the Board in the event there should be a possible takeover attempt by, or a negotiated transaction with, Parent or any other party. Also shortly subsequent to the filings by Parent, the Company received from a number of parties indications of interest in possible business combinations with the Company or in acquisitions of one of its businesses in the event the Board should determine to pursue a transaction. None of such parties presented a proposal.

  On August 29, 1994, the Board met with its legal advisors, who advised the Board as to its responsibilities in the event of a takeover attempt and in addition described possible amendments to the Rights Agreement. Following the August 29, 1994 Board meeting, the members of the Compensation Committee of the Board met with its legal advisors and executive compensation consultants to review various issues relating to severance arrangements.

  On September 2, 1994 the Board adopted an amendment to the Rights Agreement, which was reported to the Commission in the Company's Form 8-K Current Report dated September 9, 1994. The amendment (i) reduced from 20% to 15% (or, in the case of any person who beneficially owned 15% or more of the Shares as of September 2, 1994 (an "Existing Holder"), a percentage equal to or greater than the amount beneficially owned by such Existing Holder on September 2, 1994, plus 1% (the "Increased Percentage")), the beneficial ownership threshold that results in a person becoming an "Acquiring Person" under the Rights Agreement and (ii) reduced from 30% to 15% (or, in the case of an Existing Holder, the Increased Percentage) the percentage of the Shares sought in a tender offer the commencement of which would result in a distribution of rights under the Rights Agreement. The amendment also (A) provides that the "flip-in" provision under the Rights Agreement is operative immediately once anyone becomes an Acquiring Person (all other triggers to the "flip-in" provision and certain exceptions are deleted), (B) allows the Board to delay the distribution of rights certificates if any such tender or exchange offer has been commenced so long as no one has become an Acquiring Person and (C) excludes from the definition of "Acquiring Person" anyone who the Board determines has inadvertently become an Acquiring Person and who promptly divests a sufficient number of Shares so as to no longer be an Acquiring Person. The amendment also expanded the circumstances in which the redemption of the Rights must be approved by a majority of the "continuing directors."

  At the September 2, 1994 meeting, the Board also agreed that, in response to the request of Sherman, Bendix and another director, L. G. Wolski ("Wolski"), would meet with Sherman on September 22, 1994.

  On September 16, 1994, the Board adopted an amendment and restatement of the Company's By-Laws providing for, among other things, (i) indemnification of directors, officers, employees and agents of the Company and (ii) a requirement that a shareholder wishing to make a proposal for shareholder vote at an Annual Meeting or to nominate a candidate for election to the Board give prior written notice thereof. The Board also approved certain severance arrangements for the Company's executive officers, corporate managers and corporate staff. Such matters were reported to the Commission in the Company's Form 8-K Current Report dated September 19, 1994 and filed September 20, 1994.

  In September, 1994, an investment banker indicated to the Company that an additional party had indicated to him an interest in the Company. To the knowledge of the Company, such party has taken no further action.

  On October 6, 1994, Parent purchased an additional 70,000 Shares at a price per Share (excluding markups and commissions) of $26.

  In September, 1994 and March, 1995, Patrick W. Allender, Senior Vice President and Chief Financial Officer of Parent ("Allender"), and Sherman met with Bendix and Wolski. The purpose of these meetings was for Parent, as a new large shareholder of the Company, to introduce itself to the Company's top management and to learn more about the Company and management's plans for it.

  On December 7, 1994, Hamister resigned as Chairman of the Board, Bendix became non-executive Chairman of the Board and Wolski was given the title of Acting Chief Executive Officer. Wolski replaced retiring Chief Executive Officer Raymond E. Micheletti ("Micheletti"). Wolski's title was changed to Chief Executive Officer on July 19, 1995.

  At the Annual Meeting held on April 26, 1995, two new independent directors were elected, replacing Hamister and Micheletti, and four incumbent directors were re-elected. As a result of the election, the Board had a majority of independent directors and continued to be chaired by a non-executive Chairman of the Board.

  On June 14, 1995, the Company announced its acquisition of Cyberex, Inc. and Allender called Wolski to inquire about the acquisition.

  On June 30, 1995, Sherman called Bendix to inquire whether the Company might be receptive to an expression of interest by Parent in a business transaction between Parent and the Company. Bendix indicated that the Company viewed itself as an independent company in the future, but that he would discuss the issue with the rest of the Board members. On July 6, 1995, Bendix called Sherman and indicated that the Company would always be agreeable to meeting with the Company's large shareholders to discuss the Company's future and the Company's reported results, but also that its directors believed in the Company's future as an independent company. Sherman, on behalf of Parent, asked for a meeting with the Company's officers and to be provided access to non-public information concerning the Company upon execution of a confidentiality agreement with the Company to assist Parent in evaluating its alternatives with respect to its investment in the Company, including a possible business combination. On July 7, 1995, Bendix responded to Sherman's request by indicating that the request would be considered by the Board at its next meeting scheduled for July 19, 1995.

  On July 7, 1995, Sherman telephoned Bendix to inform him that Parent was interested in pursuing a business combination with the Company. In addition, Sherman read and telecopied the following letter to Bendix.

                                                                    July 7, 1995

Mr. William E. Bendix
Chairman of the Board
Joslyn Corporation
30 South Wacker Drive
Chicago, IL 60606

Dear Bill:

  As you know, Danaher Corporation has been an investor in Joslyn Corporation for over a year. We have been impressed with Joslyn's business, which complements businesses we are engaged in.

  When we spoke initially on June 30, 1995 and most recently on July 6 and 7, 1995, I told you that Danaher's management was reviewing what the alternatives might be with respect to our investment in Joslyn, and might consider discussing with Danaher's Board of Directors whether to explore a business combination with Joslyn. Danaher's management and Board of Directors has now decided to propose a business combination, and we hereby propose a combination of our companies' businesses in a transaction in which your stockholders would receive cash for each share of their common stock. Based on our review of publicly available information about Joslyn, we propose a price of $32 per share. We think the offer is the appropriate price based on publicly available information, but we would like to conduct a brief, highly focused due diligence investigation in order to explore whether a higher price could be justified.

  We believe that the transaction we are proposing represents a very attractive opportunity for your stockholders. The price we are offering represents a significant premium over today's closing market price of the Company's common stock--a price that, in our view, already reflects the fact that Danaher is a substantial owner of Joslyn's shares.

  Our offer is not subject to financing, but is subject to the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or in the Company's charter, by-laws and rights agreement.

  We are convinced that the combination of our companies will be of great benefit to Joslyn and its stockholders. We also believe that Joslyn's employees, customers and suppliers will benefit from the joining of the complementary strengths of our two companies.

  Our financial strength and the complementary nature of the businesses of our two companies enables us to move forward quickly to negotiate and to close an Agreement. We are prepared to enter into immediate discussions with you and your directors, management and advisors to answer any questions you may have about our offer.

  We hope that you and your fellow directors will view this offer as we do--an excellent opportunity for the stockholders of the Company to realize full value for their shares to an extent that is not available to them in the marketplace.

  We trust that Joslyn's Board of Directors will give our offer prompt and serious consideration and will not take any actions that would adversely affect your stockholders' ability to receive the benefits of our proposed transaction.

  Our sincere desire is to work together with you to reach agreement on a negotiated transaction which can be presented to your stockholders as the joint effort of the directors and managements of both companies.

  As you can appreciate, it is important that we hear from you as promptly as practicable with respect to our offer. We look forward to hearing from you and to working together on this transaction.

                                          Sincerely,

                                          George M. Sherman

  On July 10, 1995, Bendix and Wolski telecopied the following letter to Sherman.

                                                                   July 10, 1995

Mr. George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250 24th Street, N.W.--Suite 800
Washington, D.C. 20037

Dear George:

  We have received your letter dated July 7, 1995 and have forwarded it to our board. Your proposal will be considered at our regularly scheduled meeting on July 19, 1995. Promptly after that meeting, we will either inform you of our board's response or give you an estimated date for such response.

  As you know, we have recently reconstituted our board. It is now comprised of a majority of independent directors and led by a non-executive chairman. We would not presume to pre-empt or predict their decision. It is not presumptuous, however, to offer the following observations:

  . In considering your proposal, the board will be weighing it against the excellent prospects of the Company on an independent, stand-alone basis as we begin to see the benefits of new programs which are now being implemented. Anticipated strong second quarter results and the Cyberex acquisition are but two examples.

  . Even if the board were to determine to abandon the Company's independent status and pursue a business combination, it would first select between a strategic merger and, as you have proposed, a change-in-control transaction. The next decision would be how to pursue such a transaction. In the absence of an unquestionably pre-emptive offer from Danaher, an exclusive negotiation over a change-in-control transaction is not likely to occur because of the fiduciary duties of our directors.

  . The guiding principle for our directors will be the best interests of our stockholders. If they determine to pursue a transaction, the Company will do so vigorously. If they determine to continue down our independent path, the Company will pursue all appropriate defenses.

  Our board will give your proposal a thorough, careful and good faith review on the 19th. We will respond to you shortly after that meeting.

                                          Sincerely,

                                          William E. Bendix
                                          L.G. Wolski

cc: Board of Directors of Joslyn Corporation

  At a meeting held on July 19, 1995, the Board, after consultation with its legal counsel and Goldman Sachs, its financial advisors, determined that commencing negotiations with Parent or providing confidential information to Parent was not then in the best interests of the Company's shareholders. This decision was communicated by Bendix to Sherman in the following letter which Bendix faxed to Sherman's office and also read to Sherman (who was vacationing) in a telephone call later that day. Such letter was made public through a press release that was issued on July 20, 1995 and a Form 8-K Current Report that was filed with the Commission on July 20, 1995.

                                                                   July 19, 1995

Mr. George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250 24th Street, N.W.--Suite 800
Washington, D.C. 20037

Dear George:

  As promised, the Board of Directors of Joslyn Corporation and our financial advisor, Goldman, Sachs & Co., have reviewed your company's proposal to acquire Joslyn for $32 per share.

  The Board has unanimously concluded that entering into merger discussions with you or providing confidential information to you is not in the best interests of Joslyn's shareholders. In reaching this conclusion, the Board has considered, among other things, Joslyn's prospects as an independent company and the implications of its new growth strategy, its financial analysis and the analysis presented by Goldman, Sachs & Co. as well as other alternatives available to Joslyn.

                                          Sincerely,

                                          William E. Bendix
                                          Lawrence G. Wolski

cc: Board of Directors of Joslyn Corporation

  On July 23, 1995, Sherman telephoned Bendix to inform him that the Offer would commence on July 24. On July 24, 1995, the Purchaser commenced the Offer, and Sherman called Wolski and summarized Parent's press release as to the commencement of the Offer and the commencement of the litigation described below. Parent also, on July 24, telecopied to the Company a copy of Parent's press release and of the following letter from Sherman to Bendix.

                                                                   July 24, 1995

Mr. William E. Bendix
Chairman of the Board
Joslyn Corporation
30 South Wacker Drive
Chicago, IL 60606

Dear Bill:

  As you know, Danaher Corporation has expressed to you on several occasions our interest in entering into a business combination with Joslyn Corporation (the "Company"). On July 7, 1995, Danaher proposed to you a business combination transaction in which the Company's shareholders would receive $32 in cash for each share of common stock. In the course of our conversations, we requested access to non-public information concerning the Company, under an appropriate confidentiality agreement, so that we could explore whether a higher price would be justified. By your letter dated July 19, you informed us that the Company's directors had concluded that entering into merger discussions with Danaher or providing confidential information to Danaher is not in the best interests of the Company's shareholders.

 We are disappointed by the Company's rejection of our proposal to negotiate a business combination transaction and to our request for access to information. We fail to see how it could be in the best interests of your shareholders to reject any further discussion with us.

  While we would have preferred to negotiate a transaction with you, we feel that you have left us no choice but to present a proposal directly to your shareholders. Accordingly, Danaher and TK Acquisition Corporation, an indirect wholly owned subsidiary of Danaher, are today commencing a tender offer for all of the outstanding shares (and the associated common stock purchase rights) of the Company at a price of $32 net per share in cash. It is our intention to acquire any shares not purchased in the tender offer in a subsequent merger for the same cash consideration paid to shareholders in the tender offer. We would expect customary conditions for a transaction of this type; however, we have secured the financing necessary to fund our offer.

  We believe that an all cash price of $32 net per share for all shares presents a very attractive opportunity for the Company's shareholders. For the past three years, the Company's stock has generally traded in the low or mid-20's. Our offer represents an approximately 30% premium over the closing price on the last trading day before our July 7 letter proposing to acquire the Company at $32 per share.

  In light of the attractive terms of our offer, we request that the Company's Board of Directors make appropriate determinations so that the common stock purchase rights and the restrictions provided in the Illinois Business Combination Law are rendered inapplicable to our tender offer and subsequent merger. We would expect that you will not take any other actions that would be detrimental to the interests of the shareholders. It is our hope that we can proceed to complete a transaction with a minimum of delay.

                                          Sincerely,

                                          George M. Sherman

  Also on July 24, 1995, the Purchaser commenced litigation against the Company in the United States District Court for the Northern District of Illinois seeking, among other things, a preliminary injunction (i) enjoining the operation of the provisions of the Rights Agreement purporting to require approval by the Continuing Directors for redeeming the Rights or taking certain actions with respect to the Rights and the Rights Agreement and (ii) enjoining the Board from treating the tender of shares to Purchaser prior to its acceptance of such shares for purchase, the receipt of authorizations for the calling of a special meeting, and the obtaining of revocable proxies or consents to vote shares as vesting beneficial ownership of such shares in Purchaser for purposes of Section 7.85. In addition, Purchaser's lawsuit seeks, among other things, to prohibit the Board from breaching its fiduciary duties to the Company and its shareholders, through issuance of an order (i) compelling the Board to redeem the Rights or to make the Rights inapplicable to the Offer and the Merger; (ii) enjoining the Board from using Illinois' business combination statutes to interfere with or prevent the Offer and Merger; (iii) compelling the Board to approve the Offer and the Merger for purposes of the Business Combination Law; (iv) declaring that no state laws other than those of Illinois that purport to regulate business combinations of the Company apply to the Offer and Merger; (v) enjoining the Company from instituting proceedings in any other court or forum concerning or related to the Offer and Merger and (vi) enjoining the Board from taking any other steps to interfere with or prevent the Offer and Merger.

  On July 26, 1995, the Board met again and, after consultation with its legal and financial advisors, directed the senior management of the Company to meet with representatives of Parent for purposes of gathering additional information prior to taking a position on the Offer. This decision was communicated by a call from Goldman Sachs to Parent's investment bankers and also by Bendix to Sherman by the following letter which was faxed to Sherman later that day. Such letter was made public through a press release that was issued on July 27, 1995 and a Form 8-K Current Report that was filed with the Commission on July 31, 1995.

                                                                   July 27, 1995

Mr. George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250 24th Street, N.W.--Suite 300
Washington, D.C. 20037

Dear George:

  As you know, because Danaher Corporation has now launched a tender offer, our Board of Directors will shortly be compelled to state a position on the transaction. In order that the Board can have before it full information before stating its position, they have asked us and our advisors, among other things, to meet with you and your advisors. In order to have a meaningful discussion with you, we would be prepared to provide you with certain highly-focused, non-public information, subject to an appropriate confidentiality agreement. Our investment bankers are contacting yours to arrange such a meeting.

                                          Sincerely,

                                          William E. Bendix
                                          L.G. Wolski

cc: Board of Directors of Joslyn Corporation

  At the July 26, 1995 meeting, the Board also took action to defer the Distribution Date as defined in the Rights Agreement and resolved that, if at any future time it were to determine to undertake negotiations, prior to reaching any agreement in principle with any party with respect to a transaction, disclosure of the possible terms thereof or the parties thereto would jeopardize continuation of any such negotiations.

  On July 28, 1995, Parent entered into a Confidentiality Agreement with the Company, pursuant to which it generally agreed to treat confidentially any information (except certain already known or public information) that the Company or its agents or advisors furnished to Parent or its representatives (the "Confidentiality Agreement"). A copy of the Confidentiality Agreement is filed as an exhibit to Amendment No. 3 to the Schedule 14D-1 filed by Parent and the Purchaser with the Commission, and this summary of the Confidentiality Agreement is qualified in its entirety by reference to the text of the agreement. In the Confidentiality Agreement, Parent also agreed, for a period of six months commencing on the date of the Confidentiality Agreement, to certain restrictions relating to acquiring additional Shares, soliciting proxies, initiating shareholder proposals or tender offers, or otherwise seeking to influence or control the management of the Company. Parent is permitted, however, to engage in negotiations with the Company in respect of an acquisition of the Company, to pursue its Offer and to take any and all actions (including without limitation communications to shareholders, proxy solicitations, calling of shareholder meetings, and litigation, and any actions relating to the financing of an offer or a follow-on merger) in support of any offer, although Parent agreed to stay litigation proceedings and efforts to seek a meeting of the Company's shareholders and to solicit proxies or written consents, pending its review of information relating to the Company and any related discussions and negotiations in respect of a transaction. The foregoing restrictions terminate in the event the Board approves or recommends, or resolves to approve or recommend, any third party acquisition proposal, or, if there is a third party acquisition proposal that is a tender offer, if the Board, within 10 days following commencement of the offer, shall not have recommended to shareholders that they reject such offer.

  Subsequent to entering into the Confidentiality Agreement, the Company provided certain business and financial information to Parent and its representatives, and representatives of Parent met with representatives of the Company, conducted due diligence with respect to the Company and its facilities and operations and reviewed various information concerning the Company supplied to Parent.

  Subsequent to the disclosure of the exchange of correspondence between Bendix and Sherman on July 7 and July 10, the Company received indications of interest from additional parties in possible business combinations with the Company. In addition, after the July 19, 1995 Board meeting, Goldman Sachs made contact with numerous parties to ascertain their interest in discussions with the Company. After the July 26, 1995 Board meeting, the Company entered into confidentiality agreements with certain other parties and provided them with confidential information. Such additional confidentiality agreements are similar to the Confidentiality Agreement with Parent.

  On August 2, 1995, legal counsel for Parent faxed to counsel for the Company a draft tender offer/merger agreement for consideration in the event that the Company and Parent got "together on a transaction."

  On August 3, 1995, the Board met again with its legal and financial advisors. During the course of the meeting, representatives of Parent called to indicate that Parent would require additional time to complete its investigation before Parent could determine whether, from its perspective, an offer price higher than $32 per Share could be justified.

  Following the August 3, 1995 Board meeting, counsel to the Company called counsel to Parent and stated that it would be premature, under the circumstances, to begin discussions of the previously supplied draft tender offer/merger agreement.

  On Friday, August 4, 1995, the Company issued the following press release:

    Joslyn Corporation (Nasdaq: JOSL) announced today that its Board of Directors has recommended that its shareholders reject the $32 per share tender offer from Danaher Corporation (NYSE: DHR). In a letter being mailed to Joslyn shareholders, Joslyn Board Chairman Bendix and Chief Executive Officer Wolski said that the Joslyn Board has not reached a conclusion that Joslyn should be sold. However, Joslyn is in the midst of providing further information to Danaher in an effort to cause it to raise its bid. In addition, Joslyn has entered into confidentiality agreements with other potentially interested parties and is seeking to develop their interest in a transaction at higher than $32 per share.

  In the following days, Parent continued to conduct due diligence and to review information concerning the Company.

  On August 11, 1995, representatives of Parent once again informed the Company that they would need additional time before informing the Company whether Parent would increase its offer price. On August 12, 1995, the Board met and reconfirmed its recommendation that shareholders reject the Offer. On Monday, August 14, 1995, the Company issued the following press release:

  Joslyn Corporation (NASDAQ:JOSL) announced today that its Board of Directors has reaffirmed its rejection of Danaher Corporation's offer to acquire Joslyn Corporation at a price of $32 per share. At its meeting held on August 12, the Board advised Joslyn shareholders not to tender their shares to Danaher Corporation and urged shareholders who have tendered their shares to withdraw them before August 18, 1995, the scheduled expiration date of Danaher's tender offer.

  The full text of the letter to Joslyn shareholders is as follows:

                                                                 August 14, 1995

To Our Shareholders:

  Your Board and management have been working diligently on your behalf. We are writing to ask you to help us help you.

  As we approach the scheduled expiration date of Danaher Corporation's $32 per share cash tender offer, we again urge you to reject Danaher's Offer and not tender your shares. Since our last letter to you, Danaher has continued its due diligence investigation. On August 11, 1995, notwithstanding Danaher's prior commitment to a "brief, highly focused" investigation, Danaher once again informed us that they would need additional time before telling us whether Danaher will increase its Offer. We believe Danaher has already seen everything necessary to satisfy any reasonable due diligence needs and to know that Joslyn is worth more than $32 per share to Danaher.

  On August 12, 1995, the Joslyn Board met again and reconfirmed its recommendation that you reject the existing Offer for the following reasons:

  . Joslyn's business is benefiting from our new strategy and management and is producing strong operating and financial results. Your Board is exploring all avenues for maximizing shareholder value, including possible restructuring transactions and transactions with others.

  . Joslyn is continuing to enter into confidentiality agreements and provide information to other parties potentially interested in a business combination.

  . There are reasons for optimism that Danaher will propose an increased Offer price. Among other things--

   --Danaher itself has stated that its purpose in conducting a due diligence investigation is to determine if a higher price can be justified.

   --Our analysis indicates that an acquisition by Danaher at a price significantly higher than $32 would continue to be earnings-enhancing for them.

  Although the Board cannot predict how all this will sort out, one thing seems clear: you have nothing to gain by tendering into Danaher's Offer prior to its scheduled expiration on Friday, August 18, 1995. Danaher has indicated that it will not be able to buy any shares until certain conditions to the Offer, including those requiring action by the Board, have been satisfied. Those conditions will not be satisfied by that date. ACCORDINGLY, WE URGE YOU NOT TO TENDER. AND, IF YOU HAVE ALREADY TENDERED, WE URGE YOU TO WITHDRAW YOUR SHARES BEFORE AUGUST 18.

  Again, help us help you. By not tendering, you will send a message to Danaher that you demand full value for your shares.

                                          Sincerely,

                                          William E. Bendix
                                          L.G. Wolski

  On August 16, 1995, the Board took action by unanimous written consent to further delay the distribution of separate certificates for Rights granted pursuant to the Rights Agreement until September 15, 1995, or such earlier or later time (prior to the occurrence of the Distribution Date) as the Board shall designate. Such resolution was reported to the Commission in the Company's Amendment No. 2 to Schedule 14D-9, dated and filed on August 16, 1995.

  On Friday, August 18, 1995, representatives of Parent indicated to representatives of the Company their willingness to increase the per share price in a negotiated transaction to $34 per Share if the terms of a satisfactory merger agreement could be agreed upon. Thereafter, until Sunday, August 20, 1995, Parent and the Company and their respective representatives negotiated and discussed the terms of Parent's proposal and the related Merger Agreement. On Sunday, August 20, 1995, an agreement was reached between the parties on all terms, including price, of the Merger Agreement, and the Merger Agreement was executed.

  On August 20, 1995, the Board authorized, and the Company executed, an amendment to the Rights Agreement (the "Rights Agreement Amendment"), which renders the Rights Agreement inapplicable to the Offer and the Merger by providing, among other things, that the announcement or making of the Offer, the acquisition of Shares pursuant to the Offer and the Merger, the execution of the Merger Agreement, and the other transactions, contemplated by the Merger Agreement will not, among other things, (a) result in Parent or the Purchaser or any of their affiliates being considered an Acquiring Person or
(b) cause the occurrence of a Distribution Date. The Company has also agreed in the Merger Agreement that it will not redeem the Rights, amend the Rights Agreement (other than to delay the Distribution Date or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the effectiveness of the Merger, unless required to do so by order of a court of competent jurisdiction.

  On Monday, August 21, 1995, Parent and the Company issued a joint press release announcing the execution by Parent, DH Holdings, the Purchaser and the Company of the Merger Agreement and the amendment of the Offer.

  The Offer expired at 12:00 midnight, New York City time, on Friday, September 1, 1995. As a result of the purchase of Shares pursuant to the Offer, and the contribution to the Purchaser of 613,550 Shares previously acquired by DH Holdings, the Purchaser became the beneficial owner of [76]% of the Shares outstanding.

  Except as described herein, as of the date hereof, (a) there have not been any material contracts, arrangements, understandings, transactions or negotiations between the Purchaser or Parent or any of their respective subsidiaries or affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, and (b) none of the Purchaser or Parent has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the consummation of the Merger, the Purchaser and Parent intend to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

  The following table contains certain information regarding the only persons known to the Company as of the date of this Information Statement to be beneficial owners of more than 5% of any class of the Company's voting securities:

                        NAME AND ADDRESS OF     AMOUNT AND NATURE OF PERCENT OF
   TITLE OF CLASS         BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   CLASS
   --------------       -------------------     -------------------- ----------
Common Stock........ TK Acquisition Corporation      5,483,178          [76]%
                     1250 24th Street, N.W.
                     Suite 800
                     Washington, D.C. 20037


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  No director or executive officer of the Company currently owns, either beneficially or of record, any Shares, except that John H. Deininger, Richard
C. Osborne and Lawrence A. Reed each holds an option to purchase 1,000 Shares at $24.75 per Share under the Company's Non-Employee Director Stock Plan and each of the following persons holds options to purchase the number of Shares set forth beside his name under the Company's employee benefit plans:

             George W.
              Diehl.....   17,308
             Wayne M.
              Koprowski..  20,048
             Steven L.
              Thunander..  23,575
             Lawrence G.
              Wolski....   29,483
             Daniel
              Dumont....    5,737

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, DH HOLDINGS AND THE PURCHASER

  No director or executive officer of any of Parent, DH Holdings or the Purchaser currently owns, either beneficially or of record, any Shares. Steven
M. Rales and Mitchell P. Rales, however, as general partners of Equity Group Holdings, which owns a substantial percentage of the stock of Parent, may have an indirect ownership of shares of the Company's Common Stock. See "Certain Information Concerning the Purchaser and Parent" above.

  The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board and the actions of certain shareholders and officers of the Company with respect to the Merger Agreement and the transactions contemplated thereby, the shareholders of the Company should be aware that certain members of the management and the Board have certain interests in the Merger that may present them with actual or potential conflicts of interest with respect to the Merger.

  Pursuant to the Merger Agreement, Parent has agreed to, and to cause the Surviving Corporation to, indemnify present and former officers, directors and employees of the Company and its subsidiaries against all losses, obligations, expenses, claims, damages or liabilities resulting from or arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law for six years after the Effective Time. Parent has also agreed to cause the Surviving Corporation to maintain the current policies of directors' and officers' liability insurance, subject to certain limitations, for six years after the Effective Time. See "The Merger Agreement--Indemnification; Insurance."

  The purchase of the Shares by the Purchaser will result in the accelerated vesting of stock options and stock appreciation rights under the Company's benefit plans. Pursuant to the Merger Agreement, each option holder other than an option holder who is a non-employee director of the Company and those whose options do not include stock appreciation rights, will receive the Merger Consideration in exchange for their options. Option holders who are non-employee directors of the Company will receive substitute options to purchase common stock of Parent. See "The Merger Agreement-- Employee Stock Options." Parent has agreed to cause the Surviving Corporation to maintain until December 31, 1996, employee benefit plans which, in the aggregate, will provide benefits to the employees of the Company and its subsidiaries that are substantially comparable, in the aggregate, to those provided to such employees under the employee benefit plans of the Company in effect on the date of the Merger Agreement, and, after December 31, 1996, will provide such employees with benefits that are consistent with those provided to other employees of Parent. The Merger Agreement also provides that, to the extent that any employee of the Company or its subsidiaries is to be covered by any employee benefit plan of Parent or its subsidiaries, such employee shall, for the purposes of eligibility and vesting (but not accrual of benefits under such plans), be credited with his or her years of service with the Company or its subsidiaries as of the Effective Time and with years of service with prior employers to the extent service with prior employers is taken into account under corresponding plans of the Company or its subsidiaries. See "The Merger Agreement--Employee Benefits; Severance Agreements."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed with the Commission are incorporated by reference into this Information Statement: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. The File Numbers for the above-referenced documents are Commission File No. 0-1252 and Commission File No. 1-8089, respectively. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the date the written consent is used to effect the Merger, shall be deemed to be incorporated by reference into this Information Statement.

  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Information Statement, except as so modified or superseded.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Information Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Information Statement (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information), including information contained in documents filed subsequent to September , 1995. Such requests for information should be directed to Joslyn Corporation, 30 South Wacker Drive, Chicago, Illinois 60606, Attention:
General Counsel. The telephone number of the General Counsel is (312) 454-
2900.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Secretary

Chicago, Illinois
September  , 1995

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

                                                                      EXHIBIT A

                       ILLINOIS BUSINESS CORPORATION ACT
                           SECTIONS 11.65 AND 11.70

  5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
  Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

  (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

  5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b),(c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

  (j) As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                                                      EXHIBIT B
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

August 20, 1995

Board of Directors
Joslyn Corporation
30 South Wacker Drive
Chicago, IL 60606

Gentlemen:

  You have requested our opinion as to the fairness to the holders (other than Danaher Corporation and its subsidiaries ("Danaher")) of the outstanding shares of common stock, par value $1.25 per share (the "Shares"), of Joslyn Corporation (the "Company") of the $34.00 per Share in cash proposed to be paid by Danaher in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of August 20, 1995 among Danaher, DH Holdings Corp., a wholly-owned subsidiary of Danaher, TK Acquisition Corporation, also a wholly-owned subsidiary of Danaher, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Danaher will pay $34.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, TK Acquisition Corporation will be merged into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Danaher) will be converted into the right to receive $34.00 in cash.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Danaher from time to time and may do so in the future. Goldman Sachs is a full service securities Firm and in the course of its trading activities it may from time to time effect transactions and hold positions in the securities of the Company and Danaher.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Danaher's Offer to Purchase, dated July 24, 1995; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electrical products industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

  Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the $34.00 per Share in cash to be received by the holders of Shares (other than Danaher) in the Tender Offer and the Merger pursuant to the Agreement is fair to such holders.

                                          Very truly yours,

                                          Goldman, Sachs & Co.

                                      B-1